UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Apache Corporation

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APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF APACHE CORPORATION:

The 2009 annual meeting of stockholders of Apache Corporation, a Delaware corporation, will be held on Thursday, May 7, 2009, at 10:00 a.m. (Houston time), at the Hilton Houston Post Oak, 2001 Post Oak Boulevard, Houston, Texas, for the following purposes:

1.	Election of four directors named in the attached proxy statement to serve until the Company’s annual meeting in 2012; and

2.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock as of the close of business on March 18, 2009 are entitled to notice of, and to vote at, the annual meeting. The Company’s stock transfer books will not be closed. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Apache stockholder at 2000 Post Oak Boulevard, Suite 100, Houston, Texas, for purposes relating to the annual meeting, during normal business hours for a period of ten days before the meeting.

It is important that your shares are represented at the meeting. We encourage you to designate the proxies named on the enclosed proxy card to vote your shares on your behalf and per your instructions. This action does not limit your right to vote in person or to attend the meeting.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

Houston, Texas
March 30, 2009

Proxy Statement Table of Contents

Note:	Throughout this proxy statement, references to the “stock split” relate to the two-for-one stock split of Apache common stock distributed in shares of common stock on January 14, 2004, to stockholders of record on December 31, 2003, and references to the “stock dividends” relate to the five-percent stock dividend on Apache common stock distributed in shares of common stock on April 2, 2003, to stockholders of record on March 12, 2003, and to the ten-percent stock dividend on Apache common stock distributed in shares of common stock on January 21, 2002, to stockholders of record on December 31, 2001.

APACHE CORPORATION
One Post Oak Central
2000 Post Oak Boulevard, Suite 100
Houston, Texas 77056-4400
March 30, 2009

PROXY STATEMENT

General

This proxy statement contains information about the 2009 annual meeting of stockholders of Apache Corporation. In this proxy statement both “Apache” and the “Company” refer to Apache Corporation. This proxy statement and the enclosed proxy card are being mailed to you by the Company’s board of directors starting on or about March 30, 2009.

Purpose of the Annual Meeting

At the Company’s annual meeting, stockholders will vote on the election of directors and on any other business that properly comes before the meeting. As of the date of this proxy statement, the Company is not aware of any other business to come before the meeting. There are no rights of appraisal or similar rights of dissenters arising from matters to be acted on at the meeting.

Who Can Vote

Only stockholders of record holding shares of Apache common stock at the close of business on the record date, March 18, 2009, are entitled to receive notice of the annual meeting and to vote the shares of Apache common stock they held on that date. As of February 28, 2009, there were 334,858,126 shares of Apache common stock issued and outstanding. Holders of Apache common stock are entitled to one vote per share and are not allowed to cumulate votes in the election of directors. The enclosed proxy card shows the number of shares that you are entitled to vote.

Apache currently has outstanding one series of preferred stock — the 5.68% Cumulative Preferred Stock, Series B (the “Series B Preferred Stock”). The holders of the depositary shares, each representing 1/10th of a share of Series B Preferred Stock, are not entitled to any voting rights, except under certain circumstances relating to non-payment of dividends on the Series B Preferred Stock. As of the date of this proxy statement, all dividend payments on the Series B Preferred Stock are current.

How to Vote

If your shares of Apache common stock are held by a broker, bank or other nominee (in “street name”), you will receive instructions from them on how to vote your shares.

If you hold shares of Apache common stock in your own name (as a “stockholder of record”), you may give the Company instructions on how your shares are to be voted by:

(1)	using the internet voting site or the toll-free telephone number listed on the enclosed proxy card (specific directions for using the internet and telephone voting systems are shown on the proxy card); or

(2)	marking, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

When using internet or telephone voting, the voting systems will verify that you are a stockholder through the use of a company number for Apache and a unique control number for you. If you vote by internet or telephone, please do not also mail the enclosed proxy card.

Whichever method you use to transmit your instructions, your shares of Apache common stock will be voted as you direct. If you sign and return the enclosed proxy card or otherwise designate the proxies named on the proxy card to vote on your behalf, but do not specify how to vote your shares, they will be voted FOR the election of the nominees for director. If other matters of business not presently known are properly raised at the meeting, the proxies will vote on the matters in accordance with their best judgment.

Voting 401(k) Plan Shares

If you are an employee or former employee participating in the Apache 401(k) Savings Plan and have shares of Apache common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee for the 401(k) plan is Fidelity Management Trust Company.

The trustee will vote the shares in your plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above under “How to Vote”) or if your proxy card is not received by May 5, 2009, the shares credited to your account will be voted by the trustee in the same proportion as it votes shares for which it did receive timely instructions.

Revoking a Proxy

You may revoke a proxy before it is voted by submitting a new proxy with a later date (by internet, telephone or mail), by voting at the meeting, or by filing a written revocation with Apache’s corporate secretary. Your attendance at the annual meeting will not automatically revoke your proxy.

Quorum and Votes Needed

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of Apache common stock outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted. In December 2006, the Company’s bylaws were amended to provide for the election of directors by majority vote. Thus, the affirmative vote of a majority of the votes cast at the annual meeting is required for the election of directors.

How the Votes are Counted

Representatives of Wells Fargo Bank, N.A. will tabulate the votes and act as inspectors of election. A properly signed proxy marked to “abstain” with respect to the election of one or more directors will be counted for quorum purposes but not for voting purposes. Such abstention does not have the effect of a vote against the election of a director.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may or may not have discretionary authority to vote certain of your shares of Apache common stock on a given matter. Thus, if you do not give your broker or nominee specific instructions, your shares may or may not be voted on a matter to be acted upon and, if not voted, will not be counted in determining the number of shares necessary for approval. However, the shares of Apache common stock represented by such “broker non-votes” will be counted for quorum purposes.

ELECTION OF DIRECTORS
(ITEM NOS. 1-4 ON PROXY CARD)

The Company’s certificate of incorporation provides that, as near as numerically possible, one-third of the directors shall be elected at each annual meeting of stockholders. Unless directors earlier resign or are removed, their terms are for three years, and continue thereafter until their successors are elected and qualify as directors.

The present terms of directors Frederick M. Bohen, George D. Lawrence, Rodman D. Patton, and Charles J. Pitman will expire at the 2009 annual meeting. Mr. Bohen, Mr. Lawrence, Mr. Patton, and Mr. Pitman have been recommended by the Company’s Corporate Governance and Nominating Committee and nominated by the board of directors for election by the stockholders to an additional three-year term. If elected, Mr. Bohen, Mr. Lawrence, Mr. Patton, and Mr. Pitman will serve beginning upon election until the annual meeting of stockholders in 2012.

Unless otherwise instructed, all proxies will be voted in favor of these nominees. If one or more of the nominees is unwilling or unable to serve, the proxies will be voted only for the remaining named nominees. Proxies cannot be voted for more than four nominees. The board of directors knows of no nominee for director who is unwilling or unable to serve.

RETIREMENT OF RAYMOND PLANK

On January 15, 2009, Mr. Raymond Plank retired as chairman of the board and as a director and employee of the Company. Mr. Plank founded the Company in 1954, and served as chairman of the board since 1979, having been a director since 1954. He served as the Company’s chief executive officer from 1966 until May 2002, and as president from 1954 to 1979. See discussion in the Compensation Discussion and Analysis section of this proxy statement.

NOMINEES FOR ELECTION AS DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, of each nominee for director is set forth below. Unless otherwise stated, the principal occupation of each nominee has been the same for the past five years.

Director
Since

FREDERICK M. BOHEN, 71, has served as senior advisor to the president of The Rockefeller University since his retirement in November 2005, and as executive vice president and chief operating officer of The Rockefeller University having served in those capacities from February 2002 to November 2005, and from 1990 through September 1999. He was senior vice president of Brown University from 1983 to 1990, and served as vice president of finance and operations at the University of Minnesota from 1981 to 1983. Mr. Bohen was with the U.S. Department of Health and Human Services as assistant secretary for management and budget from 1977 to 1981. He is a director of American Council of Learned Societies and a member of its executive committee, a director of the Polish American Freedom Foundation and chairman of its investment committee, and a director of the TEAK Fellowship, a not-for-profit organization that mentors and assists gifted adolescent children from disadvantaged circumstances. Mr. Bohen is also non-executive chairman of the board of The Fund for Teachers, a Texas non-profit corporation, serving in that capacity without compensation. At Apache, he is chairman of the Management Development and Compensation Committee and chairman of the Stock Option Plan Committee.
1981
GEORGE D. LAWRENCE, 58, is a private investor and joined the Company’s board of directors in May 1996. Formerly, he was president, chief executive officer and a director of The Phoenix Resource Companies, Inc. from 1990 until May 1996, when Phoenix became a wholly-owned subsidiary of Apache. Mr. Lawrence is non-executive chairman of Ucross Foundation, a Wyoming non-profit corporation, and non-executive chairman of Springboard — Educating the Future, a Texas non-profit corporation, serving in those capacities without compensation. At Apache, he is a member of the Executive Committee and the Management Development and Compensation Committee.
1996
RODMAN D. PATTON, 65, joined the Company’s board of directors in December 1999. Mr. Patton has nearly 30 years experience in oil and gas investment banking and corporate finance activity, most recently serving as managing director of the Merrill Lynch Energy Group from 1993 until April 1999. Previously, he was with The First Boston Corporation (later Credit Suisse First Boston) and Eastman Dillon, Union Securities (later Blyth Eastman Dillon). Mr. Patton is a director of NuStar GP, LLC (formerly Valero GP, LLC), San Antonio, Texas, and is chairman of its audit committee and a member of its compensation committee. NuStar GP LLC is the general partner of NuStar Energy LP (formerly Valero LP), owner and operator of crude oil and refined products pipeline, terminalling, and storage assets. At Apache, Mr. Patton is a member of the Audit Committee.
1999
CHARLES J. PITMAN, 66, joined the Company’s board of directors in May 2000. He retired from BP Amoco plc in late 1999, having served as regional president — Middle East/Caspian/Egypt/India. Prior to the merger of British Petroleum and Amoco Corporation in 1998, Mr. Pitman held a variety of executive positions at Amoco. He served as a non-executive director of Urals Energy Public Company Limited, an oil exploration and production company operating in Russia, from September 2005 until January 2009, chairman of the board of First Calgary Petroleums Ltd., an oil and gas exploration company engaged in exploration and development activities in Algeria, from June 2007 to March 2008, and was sole member of Shaker Mountain Energy Associates LLC from September 1999 to November 2007. At Apache, Mr. Pitman is chairman of the Corporate Governance and Nominating Committee.
2000

CONTINUING DIRECTORS

Biographical information, including principal occupation and business experience during the last five years, for each continuing member of the board of directors whose term is not expiring at the 2009 annual meeting is set forth below. Unless otherwise stated, the principal occupation of each director has been the same for the past five years.

	Director	Term
	Since	Expires

G. STEVEN FARRIS, 60, was appointed chairman of the Company’s board of directors on January 15, 2009, and has served as chief executive officer since May 2002. He also served the Company as president and chief operating officer from May 1994 until February 12, 2009, as senior vice president from 1991 to 1994, and as vice president — exploration and production from 1988 to 1991. Prior to joining Apache, Mr. Farris was vice president of finance and business development for Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1983 to 1988. He is co-chairman of the U.S.-Egypt Business Council, a member of the Board of Visitors of M.D. Anderson Cancer Center, Houston, Texas, a trustee of Ucross Foundation, a Wyoming non-profit corporation, and a director of The Fund for Teachers, a Texas non-profit corporation. At Apache, Mr. Farris is a member of the Executive Committee.
	1994	2011
RANDOLPH M. FERLIC, 72, is a private investor. He retired in December 1993 from his practice as a thoracic and cardiovascular surgeon. Dr. Ferlic is the founder of Surgical Services of the Great Plains, P.C. and served as its president from 1974 to 1993. He has been a Regent of the University of Nebraska since November 2000, and was chairman of its audit committee until March 2008, at which time he became, and continues to serve as, vice chairman. Dr. Ferlic serves as a director of the Nebraska Medical Center and chairman of its audit committee, as well as commissioner for the Midwestern Higher Education Compact. At Apache, he is chairman of the Audit Committee and a member of the Executive Committee.
	1986	2011
EUGENE C. FIEDOREK, 77, is a private investor. Formerly, he was managing director of EnCap Investments L.C., a Dallas, Texas, energy investment banking firm, from 1988 until March 1999, when EnCap was acquired by El Paso Energy. Mr. Fiedorek was the managing director of the Energy Banking Group of First RepublicBank Corp. in Dallas, Texas, from 1978 to 1988. At Apache, he is a member of the Audit Committee.	1988	2010
A. D. FRAZIER, JR., 64, owns and is chairman of WolfCreek Broadcasting, Inc., Young Harris, Georgia. He has served as chairman and chief executive officer of Danka Business Systems PLC, St. Petersburg, Florida, since March 2006, and was of Counsel with the law firm of Balch & Bingham LLP, Atlanta, Georgia, from January 2005 to March 2006. Mr. Frazier retired as a director, president and chief operating officer of Caremark Rx, Inc., a publicly-traded pharmacy benefit management company, in March 2004 having served in that role since August 2002. From March 2001 until August 2002, he was chairman and chief executive officer of the Chicago Stock Exchange. From October 2004 until its sale in January 2007, he was a director and chairman of the board of Gold Kist, Inc., Atlanta, Georgia, an integrated chicken production, processing and marketing company. At Apache, Mr. Frazier is a member of the Management Development and Compensation Committee and the Stock Option Plan Committee.
	1997	2011

	Director	Term
	Since	Expires

PATRICIA ALBJERG GRAHAM, 73, joined the Company’s board of directors in September 2002. She is the Charles Warren Professor of the History of Education Emerita at Harvard University. Dr. Graham joined the faculty of Harvard Graduate School of Education in 1974, and was its dean from 1982 to 1991. From 1991 to 2000, she served as president of the Spencer Foundation, which supports research into educational improvement. Dr. Graham is a director of Central European University, the Higher Education Support Sub-Board of the Open Society Institute, The Fund for Teachers, a Texas non-profit corporation, Smolny College of St. Petersburg State University, Russia, and the Josiah Macy, Jr. Foundation. At Apache, she is a member of the Corporate Governance and Nominating Committee.
	2002	2010
JOHN A. KOCUR, 81, is retired from the private practice of law. He served as vice chairman of the Company’s board of directors from 1988 to 1991. Mr. Kocur was employed by the Company from 1969 until his retirement in 1991, and served as the Company’s president from 1979 to 1988. At Apache, he is chairman of the Executive Committee, a member of the Corporate Governance and Nominating Committee, and a member of the Management Development and Compensation Committee.	1977	2011
F. H. MERELLI, 72, has served as chairman of the board, chief executive officer, president, and a director of Cimarex Energy Co., a Denver, Colorado independent oil and gas exploration and production company, since September 30, 2002, the date of Cimarex’s acquisition of Key Production Company, Inc. and the exploration and production division of Helmerich & Payne, Inc. He served as chairman of the board and chief executive officer of Key from 1992 until October 2002, and as Key’s president from 1992 to September 1999 and again from March 2002 to October 2002. Formerly, Mr. Merelli served as Apache’s president and chief operating officer from 1988 to 1991. Prior to that, he was president of Terra Resources, Inc., a Tulsa, Oklahoma oil and gas company, from 1979 to 1988. At Apache, Mr. Merelli is a member of the Audit Committee and the Executive Committee.
	1997	2010

DIRECTOR INDEPENDENCE

During 2008 and the first two months of 2009, the board of directors evaluated all business and charitable relationships between the Company and the Company’s non-employee directors (all directors other than Mr. Farris and Mr. Raymond Plank) and all other relevant facts and circumstances. As a result of the evaluation, the board of directors determined, as required by the Company’s Governance Principles, that each such director is an independent director as defined by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by The New York Stock Exchange, Inc. (“NYSE”), The NASDAQ National Market (“NASDAQ”), and the Securities and Exchange Commission (“SEC”).

Subject to some exceptions, these standards generally provide that a director will not be independent if (a) the director is, or in the past three years has been, an employee of the Company; (b) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company; (c) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director (or for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is, or in the past three years has been, employed in a professional capacity by Ernst & Young LLP, the Company’s independent public accountants, or has worked for such firm in any capacity on the Company’s audit; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an Apache executive officer serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer of a company that makes payments to, or receives payments from, Apache in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or two percent of the consolidated gross revenues of the company receiving the payment.

The Company’s Governance Principles require that the independent (non-employee) directors meet in executive session at least twice each year and, in 2008, they met five times in executive session. Also included in the Company’s Governance Principles are the procedures by which a presiding director is chosen for each meeting of independent directors and the method established for communication of concerns to the independent directors. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

Reporting of Concerns to Independent Directors

Anyone who has concerns about the Company may communicate those concerns to the independent directors. Such communication should be mailed to the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400, who will forward such communications to the independent directors.

STANDING COMMITTEES AND MEETINGS
OF THE BOARD OF DIRECTORS

The board of directors has an Audit Committee, a Management Development and Compensation (“MD&C”) Committee, a Stock Option Plan Committee, an Executive Committee, and a Corporate Governance and Nominating (“CG&N”) Committee. Actions taken by these committees are reported to the board of directors at the next board meeting. During 2008, each of the Company’s directors attended at least 75 percent of all meetings of the board of directors and committees of which he or she was a member. All of the directors attended the Company’s 2008 annual meeting of stockholders held on May 8, 2008.

2008 MEMBERSHIP ROSTER

Stock
Name	Board	Audit	MD&C	Option	Executive	CG&N
Frederick M. Bohen	✓		✓**	✓**
G. Steven Farris	✓				✓
Randolph M. Ferlic	✓	✓**			✓
Eugene C. Fiedorek	✓	✓
A. D. Frazier, Jr.	✓		✓	✓
Patricia Albjerg Graham	✓					✓
John A. Kocur	✓		✓		✓**	✓
George D. Lawrence	✓		✓		✓
F. H. Merelli	✓	✓			✓
Rodman D. Patton	✓	✓
Charles J. Pitman	✓					✓**
Raymond Plank	✓*				✓
No. of Meetings in 2008	5	11	5	4	0	4

*	Chairman during 2008

**	Committee Chairman

The Audit Committee reviews, with the independent public accountants and internal auditors of the Company, their respective audit and review programs and procedures and the scope and results of their audits. It also examines professional services provided by the Company’s independent public accountants and evaluates their costs and related fees. Additionally, the Audit Committee reviews the Company’s financial statements and the adequacy of the Company’s system of internal controls over financial reporting. The Audit Committee makes recommendations to the board of directors concerning the Company’s independent public accountants and their engagement or discharge.

During 2008 and the first two months of 2009, the board of directors reviewed the composition of the Audit Committee pursuant to the rules of the NYSE and NASDAQ governing audit committees. Based on this review, the board of directors confirmed that all members of the Audit Committee are “independent” under the NYSE and NASDAQ rules. During 2000, the Audit Committee adopted a charter, which was approved by the board of directors on May 4, 2000, and which reflects the

NYSE’s rules and the regulations of the SEC. On February 4, 2004, the Audit Committee adopted an amended and restated charter, which was approved by the board of directors on February 5, 2004. The Audit Committee charter is available on the Company’s website (www.apachecorp.com). The board of directors has determined that all members of the Audit Committee qualify as financial experts, as defined in Item 401 of Regulation S-K under the Securities Act of 1933.

The MD&C Committee reviews the Company’s management resources and structure and administers the Company’s compensation programs and retirement, stock purchase and similar plans. Under the provisions of its charter, the MD&C Committee may, at its discretion and if allowed by applicable laws or regulations, delegate all or a portion of its duties and responsibilities to a subcommittee of the MD&C Committee composed of at least two members. The MD&C Committee has one standing subcommittee, the Stock Option Plan Committee, the two members of which are “outside directors” as defined by applicable federal tax law or regulations of the Internal Revenue Service. The duties of the Stock Option Plan Committee include the award and administration of option grants under the Company’s stock option plans, of grants under the executive restricted stock plan, of stock unit grants under the deferred delivery plan, of conditional grants under the share appreciation plans, and of grants under the Company’s 2007 Omnibus Equity Compensation Plan. During 2008 and the first two months of 2009, the board of directors reviewed the composition of the MD&C Committee pursuant to the rules of the NYSE and NASDAQ governing compensation committees. Based on this review, the board of directors confirmed that all members of the MD&C Committee are “independent” under the NYSE and NASDAQ rules. The MD&C Committee charter is available on the Company’s website (www.apachecorp.com).

The duties of the CG&N Committee include recommending to the board of directors the slate of director nominees submitted to the stockholders for election at the annual meeting and proposing qualified candidates to fill vacancies on the board of directors. The CG&N Committee is also responsible for developing corporate governance principles for the Company, reviewing related party transactions, and overseeing the evaluation of the board of directors. During 2008 and the first two months of 2009, the board of directors reviewed the composition of the CG&N Committee pursuant to the rules of the NYSE and NASDAQ governing governance committees. Based on this review, the board of directors confirmed that all members of the CG&N Committee are “independent” under the NYSE and NASDAQ rules. The CG&N Committee charter is available on the Company’s website (www.apachecorp.com).

The CG&N Committee considers director nominee recommendations from executive officers of the Company, independent members of the board, and stockholders of the Company. The CG&N Committee may also retain an outside search firm to assist it in finding appropriate nominee candidates. Stockholder recommendations for director nominees received by Apache’s corporate secretary (at the address for submitting stockholder proposals and nominations set forth under the heading “Future Stockholder Proposals and Director Nominations”) are forwarded to the CG&N Committee for consideration.

The Executive Committee is vested with the authority to exercise the full power of the board of directors, within established policies, in the intervals between meetings of the board of directors. In addition to the general authority vested in it, the Executive Committee may be vested with specific power and authority by resolution of the board of directors.

As noted above, you can access electronic copies of the charters of the committees of the board of directors on the Company’s website (www.apachecorp.com). Also available on the Company’s website are our Governance Principles and our Code of Business Conduct which meets the requirements of a code of ethics. You may request printed copies of any of these documents by writing to Apache’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400.

CRITERIA FOR NEW BOARD MEMBERS
AND RE-ELECTION OF EXISTING BOARD MEMBERS

The CG&N Committee considers the following criteria in recommending new nominees or the re-election of existing directors to the Company’s board of directors and its committees from time to time:

•	Expertise and perspective needed to govern the business and strengthen and support senior management — for example: strong financial expertise, knowledge of international operations, or knowledge of the petroleum industry and/or related industries.

•	Sound business judgment and a sufficiently broad perspective to make meaningful contributions.

•	Interest and enthusiasm in the Company and a commitment to become involved in its future.

•	The time and energy to meet board of directors commitments.

•	Constructive participation in discussions, with the capacity to quickly understand and evaluate complex and diverse issues.

•	Dedication to the highest ethical standards.

•	Supportive of management, but independent, objective, and willing to question and challenge both openly and in private exchanges.

•	An awareness of the dynamics of change and a willingness to anticipate and explore opportunities.

All decisions regarding whether to recommend the nomination of a new nominee for election to the board of directors or for the re-election of an existing director shall be within the sole discretion of the CG&N Committee.

All new nominees and directors for re-election will be evaluated without regard to race, sex, age, religion, or physical disability.

The above criteria and guidelines, together with the section of the Company’s Governance Principles entitled “Qualifications of Board Members,” constitute the policy of the CG&N Committee regarding the recommendation of new nominees or the re-election of existing directors to the Company’s board of directors or its committees. The Company’s Governance Principles are available on the Company’s website (www.apachecorp.com).

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), other standards of the Public Company Accounting Oversight Board (United States), rules of the Securities and Exchange Commission, and other applicable regulations. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting as well as the independent registered public accounting firm’s report on (a) management’s assessment and (b) the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. At each of the four Audit Committee meetings held in person during 2008, the Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008, filed by the Company with the Securities and Exchange Commission.

The Audit Committee is governed by a charter which is available on the Company’s website (www.apachecorp.com). The Audit Committee held eleven meetings during fiscal year 2008, including the four in-person meetings referenced above. The Audit Committee is comprised solely of independent directors as defined by the New York Stock Exchange and the NASDAQ National Market listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended.

February 27, 2009	Members of the Audit Committee Randolph M. Ferlic, Chairman Eugene C. Fiedorek F. H. Merelli Rodman D. Patton

DIRECTOR COMPENSATION

Non-Employee Directors’ Compensation Plan and Share Ownership Requirement

During 2008, under the terms of the non-employee directors’ compensation plan, non-employee directors received an annual cash retainer of $150,000 (with no separate meeting attendance fees or retainer payable in shares) and the chairman of each committee received an additional annual cash retainer of $15,000 for chairing his respective committee.

During 2008, under the terms of the Company’s non-employee directors’ compensation plan, non-employee directors could defer receipt of all or any portion of their cash retainers. Deferred cash amounts accrue interest equal to the Company’s rate of return on its short-term marketable securities. Once each year, participating directors may elect to transfer all or a portion of their deferred cash amounts into the form of shares of Apache common stock. After such election, amounts deferred in the form of Apache common stock accrue dividends as if the stock were issued and outstanding when such dividends were payable. All deferred amounts, as well as accrued interest and dividends, are maintained in a separate memorandum account for each participating non-employee director. Amounts are paid out in cash and/or shares of Apache common stock, as applicable, upon the non-employee director’s retirement or other termination of his or her directorship, or on a specific date, in a lump sum or in annual installments over a ten-year (or shorter) period. Two non-employee directors deferred all or a portion of their cash retainer fees during 2008.

In February 2007, the Company adopted a minimum share ownership requirement for non-employee directors. Within three years of the later of the requirement’s adoption or joining the board, each non-employee director is required to directly own shares and/or share equivalents totaling at least 7,000 shares of the Company’s common stock. As of the date of this proxy statement, each non-employee director directly owned shares and/or share equivalents totaling more than 7,000 shares of the Company’s common stock. See beneficial ownership information under the heading “Securities Ownership and Principal Holders” below.

Non-Employee Directors’ Restricted Stock Units Program

In August 2008, the Company established the Non-Employee Directors’ Restricted Stock Units Program (the “RSU Program”), pursuant to the Company’s 2007 Omnibus Equity Compensation Plan. Each non-employee director was awarded 1,500 restricted stock units on August 14, 2008 under the RSU Program, with half of the restricted stock units vesting thirty days after the grant and the other half vesting on the one-year anniversary date of the grant. Each restricted stock unit is equivalent to one share of common stock.

Each year, all non-employee directors will be eligible to receive grants of restricted stock units comparable in value to the 2008 grant. Except as noted below, any unvested restricted stock units are forfeited at the time the non-employee director ceases to be a member of the board. The unvested portion of any award automatically vests upon death or termination without cause, including retirement. Non-employee directors are required to choose, at the time of each award, whether such award will vest as 100 percent common stock or a combination of 40 percent cash and 60 percent common stock. Additionally, non-employee directors are entitled to receive dividend equivalents, equal to dividends on the Company’s common stock, in cash on all unvested portions of the restricted stock unit awards.

Equity Compensation Plan for Non-Employee Directors

The Company established an equity compensation plan for non-employee directors in February 1994, which is administered by the MD&C Committee. The original expiration date for this plan was July 1, 2009, with a maximum of 50,000 shares of common stock (115,500 shares after adjustment for the stock dividends and stock split) for awards granted during the term of the plan. However, in February 2007, the plan was amended to provide that no new awards would be granted subsequent to January 1, 2007, and no awards have been made since that date. The plan continues in existence solely for the purpose of governing still outstanding awards made prior to January 1, 2007.

Each non-employee director was awarded 1,000 restricted shares of the Company’s common stock every five years from July 1, 1994 through July 1, 2000, with the shares vesting at a rate of 200 shares annually. On May 3, 2001, the plan was amended to provide that on July 1, 2001 and on July 1 of each third year thereafter, each non-employee director was awarded 1,000 restricted shares of common stock, with one-third of the shares vesting annually. Except as noted below, any unvested shares are forfeited at the time the non-employee director ceased to be a member of the board. The unvested portion of any award was automatically vested upon retirement or death while the non-employee director was still serving as a member of the board; provided that the non-employee director (a) was at least 60 years old and had completed at least ten years of service at the time of retirement or (b) had completed at least ten years of service at the time of death.

On February 5, 2004, the plan was amended to adjust the awards to 2,310 restricted shares of common stock (1,000 shares adjusted for the stock dividends and stock split) for any awards made on July 1, 2004 and thereafter. Awards were made from shares of common stock held in the Company’s treasury, were automatic and non-discretionary, and all shares awarded under the plan have full dividend and voting rights.

Outside Directors’ Retirement Plan

An unfunded retirement plan for non-employee directors was established in December 1992. The plan is administered by the MD&C Committee and pays retired non-employee directors benefits equal to two-thirds (2/3) of the annual retainer for a period based on length of service. Payments are made on a quarterly basis, for a maximum of ten years, and are paid from the general assets of the Company. In the event of the director’s death prior to receipt of all benefits payable under the plan, the remaining benefits are payable to the director’s surviving spouse or designated beneficiary until the earlier of the termination of the payment period or the death of the surviving spouse or designated beneficiary. During 2008, benefits were paid under this plan to two former directors who retired from the Company’s board of directors during 1998 and 2001.

Director Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008:

					Change in
					Pension Value
					and Nonqualified
	Fees Earned	Stock		Non-Equity	Deferred
	or Paid in	Awards	Option	Incentive Plan	Compensation	All Other
	Cash	(2)	Awards	Compensation	Earnings	Compensation	Total
Name(1)(a)	($)(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)
Frederick M. Bohen	165,000	110,547	—	—	3,529	113	279,189
Randolph M. Ferlic	165,000	114,077	—	—	—	113	279,190
Eugene C. Fiedorek	150,000	114,077	—	—	—	113	264,190
A.D. Frazier	150,000	114,077	—	—	—	113	264,190
Patricia A. Graham	150,000	163,100	—	—	6,107	113	319,320
John A. Kocur	165,000	110,547	—	—	—	20,702 (3)	296,249
George D. Lawrence	150,000	110,547	—	—	6,413	113	267,073
F. H. Merelli	150,000	114,077	—	—	754	113	264,944
Rodman D. Patton	150,000	114,077	—	—	5,229	113	269,419
Charles J. Pitman	165,000	114,077	—	—	109	113	279,299

(1)	Employee directors do not receive additional compensation for serving on the board of directors or any committee of the board. Raymond Plank, the Company’s retired chairman, and G. Steven Farris, the Company’s chairman and chief executive officer, are not included in this table as they were employees of the Company during 2008. The compensation they received as employees of the Company is shown in the Summary Compensation Table.

(2)	Amount recognized for financial statement reporting purposes during 2008 for restricted stock units granted in 2008, and for restricted stock granted prior to 2007.

At year-end 2008, the aggregate number of unvested, restricted stock units was 750 units for each director.

At year-end 2008, the aggregate number of shares of unvested, restricted Apache common stock was 770 shares for Dr. Graham. With the exception of Dr. Graham, none of the directors had unvested, restricted Apache common stock at year-end 2008.

(3)	Includes life insurance, medical and dental premiums of $11,830 and $8,759 reimbursed for the taxes payable on income attributable to this benefit.

SECURITIES OWNERSHIP AND PRINCIPAL HOLDERS

The following tables set forth, as of February 28, 2009, the beneficial ownership of (i) each director or nominee for director of the Company, (ii) the principal executive officer, the principal financial officer, and the three other most highly compensated executive officers who served as officers of the Company during 2008, and (iii) all directors and executive officers of the Company as a group. All ownership information is based upon filings made by those persons with the SEC and upon information provided to the Company. (All share numbers in the table and footnotes have been adjusted for the stock dividends and stock split.)

		Amount and
		Nature of Beneficial			Percent of Class
Title of Class	Name of Beneficial Owner	Ownership(1)			Outstanding
Common Stock, par value $0.625	Frederick M. Bohen	17,848	(2	)(3)(7)	*

	G. Steven Farris	1,160,595	(5	)(6)(7)(8)	*

	Randolph M. Ferlic	419,724	(2	)(7)(9)	*

	Eugene C. Fiedorek	40,793	(2	)(7)	*

	A. D. Frazier, Jr.	19,832	(2	)(7)	*

	Patricia A. Graham	14,965	(2	)(3)(7)	*

	John A. Kocur	39,936	(2	)(7)	*

	George D. Lawrence	38,666	(2	)(3)(7)	*

	F. H. Merelli	28,049	(2	)(3)(7)	*

	Rodman D. Patton	28,589	(2	)(3)(7)	*

	Charles J. Pitman	23,818	(2	)(3)(7)	*

	Raymond Plank	174,895	(4	)(5)(6)	*

	Roger B. Plank	457,445	(4	)(5)(6)(7)	*

	John A. Crum	139,102	(5	)(6)(7)	*

	Rodney J. Eichler	201,106	(4	)(5)(6)(7)	*

	All directors, nominees, and executive officers as a group (including the above name persons)	3,580,573	(4	)(5)(6)(7)	1.07

*	Represents less than one percent of outstanding shares of common stock.

(1)	All ownership is sole and direct unless otherwise noted. Inclusion of any common shares not owned directly shall not be construed as an admission of beneficial ownership. Fractional shares have been rounded to the nearest whole share.

(2)	Includes restricted common shares awarded under the Company’s Equity Compensation Plan for Non-Employee Directors.

(3)	Includes the following common share equivalents related to retainer fees deferred under the Company’s Non-Employee Directors’ Compensation Plan: Mr. Bohen — 3,771; Dr. Graham — 8,325; Mr. Lawrence — 9,135; Mr. Merelli — 1,011; Mr. Patton — 7,075; and Mr. Pitman — 154.

(footnotes continued on following page)

(4)	Includes the following common stock equivalents held through the Company’s Deferred Delivery Plan: Mr. Raymond Plank — 60,476; Mr. Roger Plank — 22,355; Mr. Eichler — 24,883; and all directors and executive officers as a group — 177,913.

(5)	Includes the following common shares issuable upon the exercise of outstanding employee stock options which are exercisable within 60 days: Mr. Farris — 275,227; Mr. Raymond Plank — 28,150; Mr. Roger Plank — 114,571; Mr. Crum — 9,400; Mr. Eichler — 65,689; and all directors and executive officers as a group — 764,032.

(6)	Includes shares held by the trustee of the Company’s 401(k) Savings Plan and related Non-Qualified Retirement/Savings Plan: Mr. Farris — 73,461; Mr. Raymond Plank — 491; Mr. Roger Plank — 53,745; Mr. Crum — 7,997; Mr. Eichler — 12,719; and all directors and executive officers as a group — 216,091.

(7)	Includes 750 restricted stock units (each equivalent to one share of common stock) for each of Apache’s ten non-employee directors and includes the following restricted stock units granted under the Company’s Executive Restricted Stock Plan, 2007 Omnibus Equity Compensation Plan, and the 2005 Share Appreciation Plan: Mr. Farris — 280,300; Mr. Roger Plank — 77,575; Mr. Crum — 74,000; Mr. Eichler — 73,275; and all directors and executive officers as a group — 636,450.

(8)	Includes 40,000 common shares pledged as security.

(9)	Includes 13,860 common shares owned directly by Ferlic Investments, Ltd. in which Dr. Ferlic owns a 36-percent interest. Also includes a total of 21,090 common shares held by Dr. Ferlic’s daughters, son and grandchildren, as to which he has some power of disposition, but disclaims beneficial ownership.

The following table sets forth the only person known to the Company, as of February 28, 2009, to be the owner of more than five percent of the outstanding shares of the Company’s common stock, according to reports filed with the SEC:

		Amount and	Percent of
		Nature of Beneficial	Class
Title of Class	Name and Address of Beneficial Owner	Ownership	Outstanding
Common Stock, par value $0.625	AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	21,454,966*	6.4

*	Per Schedule 13G, dated February 13, 2009, filed with the SEC by AXA Financial, Inc. on its own behalf and on behalf of certain affiliates pursuant to a joint filing agreement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and officers, as well as beneficial owners of ten percent or more of the Company’s common stock, to report their holdings and transactions in the Company’s securities. Based on information furnished to the Company and contained in reports provided pursuant to Section 16(a), as well as written representations that no other reports were required for 2008, the Company’s directors and officers filed all reports required by Section 16(a), with the exception of (i) a late report filed by Raymond Plank, retired chairman of the board, relating to a gift of 225 shares of the Company’s common stock and (ii) a late report filed by Roger B. Plank, the Company’s president (previously, he served as executive vice president and chief financial officer), relating to gifts of interests in a limited partnership holding shares of the Company’s common stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2008, relating to the Company’s equity compensation plans, under which grants of stock options, restricted stock units, and other rights to acquire shares of Apache common stock may be granted from time to time.

	(a)	(b)	(c)
			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued	Weighted-Average	Future Issuance Under
	Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Equity compensation plans approved by security holders(1)(4)	9,674,180	$71.58(3)	8,709,749

Equity compensation plans not approved by security holders(2)(4)	1,355,967	$35.24(3)	606,442

Total	11,030,147	$66.34(3)	9,316,191

(1)	Includes the Company’s 1995 Stock Option Plan, 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program).

(2)	Includes the Company’s 1996 Performance Stock Option Plan, 2000 Stock Option Plan, Executive Restricted Stock Plan, Non-Employee Directors’ Compensation Plan, Equity Compensation Plan for Non-Employee Directors, and Deferred Delivery Plan.

The Company’s Deferred Delivery Plan allows officers and certain key employees to defer income from restricted stock units granted under the Executive Restricted Stock Plan and the 2007 Omnibus Equity Compensation Plan in the form of deferred units. Each deferred unit is equivalent to one share of Apache common stock. Distributions from the plan are made, at the election of the participant, beginning five years from deferral or upon termination of employment.

(3)	Weighted average exercise price of outstanding stock options; excludes restricted stock units, performance-based stock units, and deferred stock units.

(4)	See Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2008, for the material features of the 1995 Stock Option Plan, 1996 Performance Stock Option Plan, 1998 Stock Option Plan, 2000 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, Executive Restricted Stock Plan, and 2007 Omnibus Equity Compensation Plan (including the 2008 Share Appreciation Program).

EXECUTIVE OFFICERS OF THE COMPANY

Biographical information concerning the executive officers of the Company is set forth below. Biographical information concerning G. Steven Farris is set forth above under the caption “Continuing Directors.”

MICHAEL S. BAHORICH, 52, was appointed executive vice president and technology officer on February 12, 2009, and has served as the Company’s executive vice president - exploration and production technology since May 2000, as vice president - exploration and production technology since January 1999, as vice president -exploration technology since December 1997, and as chief geophysicist since 1996. From 1981 until joining the Company in 1996, he held positions of increasing responsibility at Amoco Corporation in Denver, Colorado and Tulsa, Oklahoma. Mr. Bahorich is a member of the board of trustees of the Houston Museum of Natural Science and serves on advisory boards at Stanford University and Yale University.

THOMAS P. CHAMBERS, 53, was appointed vice president - corporate planning in September 2001, having previously served as director of planning since March 1995. Prior to joining the Company, Mr. Chambers was in the international business development group at Pennzoil Exploration and Production, having held a variety of mangement positions with the BP plc group of companies from 1981 to 1992. Mr. Chambers is a member of the Society of Petroleum Engineers and serves on the advisory board of Houston Foundation for Life.

JOHN J. CHRISTMANN, 42, was appointed vice president - business development in January 2004, having previously served as production manager for the Gulf Coast region since April 2003. Prior to that, Mr. Christmann held various positions of increasing responsibility in the business development area since joining the Company in 1997. Previously, he was employed by Vastar Resources/ARCO Oil and Gas Company.

JOHN A. CRUM, 56, was appointed co-chief operating officer and president - North America on February 12, 2009, and has served as president of Apache Canada Ltd. since June 2007. Mr. Crum served as the Company’s executive vice president - Canada from June 2007 to February 2009, as executive vice president - Apache North Sea from April 2003 to June 2006, as executive vice president - Eurasia and New Ventures from May 2000 to March 2003, and as regional vice president in Australia from 1995 to 2000. Prior to joining the Company, he served in executive and management roles with Aquila Energy Resources Corporation, Pacific Enterprises Oil Company, and Southland Royalty Company.

MATTHEW W. DUNDREA, 55, was appointed vice president and treasurer in July 1997, having previously served as the Company’s treasurer since March 1996, and as assistant treasurer since 1994. Prior to joining the Company, he held positions of increasing responsibility at Union Texas Petroleum Holding, Inc. from 1982 to 1994.

ROBERT J. DYE, 53, was appointed vice president - investor relations in May 1997, having previously served as director of investor relations since 1995. Prior to that, Mr. Dye held positions of increasing responsibility in the corporate planning area since joining the Company in 1992. Previously, he was planning manager for the offshore division of BP Exploration, Houston, Texas, from 1988 to 1992.

RODNEY J. EICHLER, 59, was appointed co-chief operating officer and president - International on February 12, 2009. He served as the Company’s executive vice president - Egypt from February 2003 to February 2009, as regional vice president in Egypt since 1999, and as vice president of exploration and production in Egypt since 1997. Prior to that, Mr. Eichler served as regional vice president for the Western region in Houston since 1996, and as regional exploration and development manager for the Rocky Mountain region in Denver since 1993. Prior to joining the Company, he was vice president-exploration for Axem Resources, LLC in Denver, Colorado, from 1989 to 1993. Mr. Eichler is president and a director of Springboard - Educating the Future, a Texas non-profit corporation.

MARGERY M. HARRIS, 48, was appointed vice president - human resources in September 2007. Prior to joining the Company, she was consultant/principal of MMH Consulting Services, a privately-held human resources consulting firm, from 2006 to September 2007, executive vice president and senior vice president - human resources with Texas Genco LLC, a wholesale power generator, from 2005 to 2006, and senior vice president - human resources and administration of Integrated Electrical Services, Inc., from 2000 to 2005.

REBECCA A. HOYT, 44, was appointed vice president and controller in November 2006, having previously served as assistant controller since 2003. Prior to that, she held positions of increasing responsibility within the accounting area since joining the Company in 1993. Previously, Ms. Hoyt was an audit manager with Arthur Andersen LLP, an independent public accounting firm, from 1992 to 1993.

JON A. JEPPESEN, 61, was appointed senior vice president in February 2003, having previously served as the Company’s regional vice president for the Gulf Coast region since 2002 and the Offshore region since 1996. He served as the Company’s vice president of exploration and development for North America from 1994 to 1996, and as exploration and development manager of the Offshore region from 1993 to 1994. Prior to joining the Company, Mr. Jeppesen was vice president of exploration and development for Pacific Enterprises Oil Company, Dallas, Texas, from 1989 to 1992.

P. ANTHONY LANNIE, 54, was appointed senior vice president and general counsel in May 2004, having previously served as vice president and general counsel since March 2003. Prior to joining the Company, he was president of Kinder Morgan Power Company, Houston, Texas, from 2000 through February 2003, and president of Coral Energy Canada in 1999. Mr. Lannie was senior vice president and general counsel of Coral Energy, an affiliate of Shell Oil Company and Tejas Gas Corporation, from 1995 through 1999, and of Tejas Gas Corporation from 1994 until its combination with Coral Energy in 1998.

JANINE J. MCARDLE, 48, was appointed vice president - oil and gas marketing in November 2002. Prior to joining the Company, she served as managing director for Aquila Europe Ltd from November 2001 to October 2002, and held executive and management positions with Aquila Energy Marketing from 1993 to November 2001, including vice president - trading and vice president - mergers and acquisitions. Previously, she was a partner in Hesse Gas from 1991 to 1993, and was a member of the board of directors of Intercontinental Exchange, the electronic trading platform, from 2000 to October 2002.

W. KREGG OLSON, 55, was appointed senior vice president - corporate reservoir engineering in September 2007, having previously served as vice president - corporate reservoir engineering since January 2004. Prior to that, Mr. Olson served as director of technical services from 1995 through 2003, and held positions of increasing responsibility within corporate reservoir engineering since joining the Company in 1992. Previously, he was associated with Grace Petroleum Corporation.

CHERI L. PEPER, 55, was appointed corporate secretary of the Company in May 1995, having previously served as assistant secretary since 1992. Prior to joining the Company, she had been assistant secretary for Panhandle Eastern Corporation (subsequently PanEnergy Corp.) since 1988. Ms. Peper is a certified public accountant and a director of MemberSource Credit Union, formerly known as PT&T Federal Credit Union.

ROGER B. PLANK, 52, was appointed president on February 12, 2009, and will continue to serve as the Company’s principal financial officer. He served as the Company’s executive vice president and chief financial officer from May 2000 to February 2009, and as vice president and chief financial officer from July 1997 to May 2000. Since joining the Company in 1981, Mr. Plank has also served as vice president - planning and corporate development, vice president - corporate planning, and vice president - corporate communications. The founder and retired chairman of the Company’s board of directors, Raymond Plank, is his father. Mr. Plank is a past president of Texas Independent Producers and Royalty Owners Association (TIPRO), a large independent trade association. He is a trustee of Ucross Foundation, a Wyoming non-profit corporation, and a director of Parker Drilling Company, Houston, Texas, and chairman of its audit committee.

FLOYD R. PRICE, 59, was appointed executive vice president and exploration officer on February 12, 2009, and has served as the Company’s executive vice president - Eurasia, Latin America and New Ventures since May 2004, as executive vice president - Canada since February 2003, as president of Apache Canada Ltd. from October 1999 to May 2004, and as president of the Company’s international exploration and production subsidiaries from 1995 to 1999. For the Company’s mid - continent region, Mr. Price also served as exploration manager from 1991 to 1994, and as geologic manager from 1990 to 1991. Prior to joining the Company in 1990, he was vice president of exploration and development from 1988 to 1989, and vice president of mid-continent exploration from 1989 to 1990, for Pacific Enterprises Oil Company, Dallas, Texas.

JON W. SAUER, 48, was appointed vice president - tax in May 2001, having previously served as director of tax since March 1997, and as manager of tax from August 1992 to March 1997. Prior to joining the Company, Mr. Sauer was tax manager with Swift Energy Company, Houston, Texas, from 1989 to 1992, and a manager in the tax practice of Arthur Andersen & Co., an independent public accounting firm, from 1983 to 1989. Mr. Sauer currently serves as chairman of the American Exploration & Production Council (formerly Domestic Petroleum Council) tax committee.

SARAH B. TESLIK, 55, was appointed senior vice president - policy and governance in October 2006. Prior to joining the Company, she was chief executive officer of the Certified Financial Planner Board of Standards, Inc. from November 2004 to October 2006, and executive director of the Council of Institutional Directors from July 1988 to October 2004.

COMPENSATION DISCUSSION AND ANALYSIS

Overview	Founded in 1954 by Raymond Plank, Apache Corporation (“Apache” or the “Company”) embarked on a mission to build a profitable oil and gas company for the long-term benefit of its stockholders, based on a value structure of integrity, respect for human dignity, work ethic, and sense of urgency. This is the same mission Apache has today and its original values permeate the culture of our organization. The continued historical success of the Company and our ability to create long-term stockholder value have been and are dependent on our ability to employ the best talent available to the Company in the energy market, including the employees named in this proxy statement. As discussed in this Compensation Discussion and Analysis, Apache’s compensation program aligns with and supports our value structure and commitment to long-term success.

Compensation Philosophy

The principal objective of the the Management Development and Compensation Committee of our board of directors (the “MD&C Committee”) is to develop an executive compensation program that will attract, retain, motivate, and reward executive officers capable of leading Apache in a complex, competitive, and changing industry, and to align the interests of our executive officers with those of our stockholders; and to pay for performance, whereby a majority of an executive officer’s total compensation is a function of performance incentives. A capable, highly motivated senior management team is a prerequisite for the Company’s continued success.

Key Elements of Compensation Program

The four key elements of our executive compensation program are:

	1.	Base salary to reward individual performance and experience.

	2.	Annual incentive to reward Company performance as well as individual performance and experience.

	3.	Long-term incentives, including grants of restricted stock units, stock options and performance shares, to align the interests of our executive officers with those of our stockholders.

	4.	Benefits to maintain market competitiveness and provide financial security after employment.
Basis For Compensation Decisions

For our executives as a group, we generally target total compensation at or higher than the market 50th percentile, depending upon numerous factors such as: job responsibility, job complexity, experience level, corporate performance, and individual performance. Annual operational and strategic goals identifed by our management and approved by the MD&C Committee and by our board of directors are the foundation for the performance measures used to determine annual incentive bonuses to our executive officers.

Leadership Structure
During 2008, the Company was managed by G. Steven Farris, in his capacities as president, chief executive officer and chief operating officer, and Raymond Plank, in his capacity as chairman of the board. Executive vice presidents, Roger B. Plank, John A. Crum, and Rodney J. Eichler reported directly to Mr. Farris.

On January 15, 2009, Apache’s board of directors unanimously elected Mr. Farris to assume the role of chairman of the board following Mr. Raymond Plank’s retirement as chairman of the board and as a director and employee of the Company.

On February, 12, 2009, Mr. Farris formed an office of the chief executive with three key executives reporting to him. Mr. Roger Plank was appointed as president (previously, he served as executive vice president and chief financial officer), Mr. Crum was appointed as co-chief operating officer and president - North America (previously, he served as executive vice president - Canada), and Mr. Eichler was appointed as co-chief operating officer and president - International (previously, he served as executive vice president - Egypt). Mr. Farris continues to serve as chairman and chief executive officer of Apache and resigned from his positions of president and chief operating officer effective February 12, 2009. Mr. Farris and Mr. Roger Plank continue to serve as the Company’s principal executive officer and principal financial officer, respectively. These organizational changes reflect the natural evolution in Apache’s continued growth.

Throughout the following discussion and the remainder of this proxy statement, we refer to Mr. Farris as our “chairman and chief executive officer” and to Mr. Raymond Plank as our “retired chairman”. Also, in some cases we refer to Mr. Roger Plank as “president”, Mr. Crum as “president - North America”, and Mr. Eichler as “president - International”.

The following compensation discussion and analysis outlines the processes, elements and decisions regarding 2008 compensation for Messrs. Farris, Raymond Plank, Roger Plank, Crum and Eichler (the “Named Executive Officers”).

MD&C Committee Composition	The MD&C Committee is composed of four independent directors as defined by the NYSE and NASDAQ listing standards and described under “Standing Committees and Meetings of the Board of Directors.”

MD&C Committee Duties	The MD&C Committee is responsible for reviewing and recommending for board approval the compensation of our chairman and chief executive officer (principal executive officer), president (principal financial officer), and other executive officers. The MD&C Committee is governed by a written charter adopted by the board of directors. The full text of the charter is available on Apache’s corporate website at www.apachecorp.com. The following is a summary of the MD&C Committee’s key responsibilities relating to executive compensation:

	1.	To review and recommend to the board of directors compensation programs for the executive officers of the Company.

	2.	To review and approve corporate goals and objectives relevant to the compensation of the chairman and chief executive officer and the retired chairman, evaluate the performance of these two positions, and make recommendations to the board of directors for approval of total compensation for these two positions.

	3.	To review the Company’s executive compensation programs to determine whether such programs are properly achieving their intended purposes.

	4.	To make recommendations to the board of directors regarding incentive and equity compensation for executive officers other than the chairman and chief executive officer and the retired chairman.

The MD&C Committee has been charged with administration of base and incentive compensation of our executive officers. The board of directors believes that the MD&C Committee has historically used and will continue to use its prudent business judgment in carrying out its objectives.

In this report, we disclose which of our Named Executive Officers have participated in our various incentive plans and any standards they are expected to meet in order to receive such benefits. We also disclose how much such executive officers have received under those plans during the past fiscal year and, in some cases, for prior years.

We apply the factors that we consider in determining salaries and other compensation of the executive officers on an individual basis, taking into account each officer’s position, duties, extent of authority, and responsibilities.

Role of the Consultant	The MD&C Committee has the authority to engage the services of independent compensation consultants for assistance and to provide periodic reviews of the effectiveness and competitiveness of Apache’s executive compensation structure. During 2008, the MD&C Committee continued to engage the services of an independent executive compensation consulting firm, Longnecker and Associates (the “Consultant”), to perform, on an ad hoc basis, analyses of executive pay. The Consultant provides executive compensation consulting services under the direction of the MD&C Committee and does not provide any services to the Company other than those requested or approved by the MD&C Committee.

Role of Senior Management	The Company’s vice president of human resources (“VPHR”) prepares information and materials for the MD&C Committee meetings. The Consultant and, as deemed appropriate by the VPHR, other employees and executives of the Company, work with the VPHR to obtain the information necessary for compensation analysis by the MD&C Committee. Reports are provided both to the MD&C Committee for review of the compensation for the top officers and to the chairman and chief executive officer for review of his direct reports. The chairman and chief executive officer provides his recommendations to the MD&C Committee on compensation actions for executive officers, other than those for himself. In addition, the chairman and chief executive officer provides to the MD&C Committee his evaluations of the performance of the other executive officers for the MD&C Committee to consider in its compensation analysis.

Executive Compensation Decision Factors	The MD&C Committee considers multiple factors when determining compensation levels for executive officers, including, but not limited to, level of responsibility, individual performance, Company performance, market competitive data, and prior experience.

Peer Companies and Survey Data

The Consultant and the MD&C Committee, along with our senior management, developed the list of our peer companies. Our peer companies all have significant oil and gas exploration and production businesses and have been identified based on relevant financial factors such as revenue, market capital, net income, and total assets. While the largest vertically integrated energy companies such as Exxon Mobil Corporation, Royal Dutch Shell plc, and Chevron Corporation all have oil and gas exploration and production businesses, we have not included them in our list of peer companies because they are significantly larger than us and they have significant refining and marketing operations, which Apache does not have. We have also not included companies that are similar to us in size if they are in unrelated industries, because we typically do not hire executives from such companies, nor would we be likely to lose executives to such companies. Our peer list for 2008 was as follows: Anadarko Petroleum Corporation, Chesapeake Energy Corporation, Devon Energy Corporation, EOG Resources, Inc., Hess Corporation, Murphy Oil Corporation, Noble Energy, Inc., and XTO Energy Inc. For the limited purpose of measuring the Company’s stock price performance as one of the goals in our annual incentive plan, Occidental Petroleum Corporation and EnCana Corporation were added to the peer group in 2008 because many energy industry analysts include those companies in their analyses (although we exclude them from our peer group because Occidental is significantly larger than us and less comparable data is available for EnCana, which is a non-U.S. company).

While these peer companies served as a foundation for compensation benchmarking purposes for our Named Executive Officers, the Consultant also used published survey sources specific to the energy industry, as well as to general industry by revenue size, for additional benchmarking. The executive compensation data from these two sources were used to calculate market reference points (“Market Reference Points”) for each element of executive compensation that represented the 50th percentile of this compensation data. The MD&C Committee views these Market Reference Points as particularly useful for benchmarking purposes.

Key Elements of Compensation Program

The four key elements of our executive compensation program are base salary, annual incentive, long-term incentives, and benefits.

Base Salary	We believe that one of the most effective ways to compete in the energy industry’s executive labor market is to offer our executive officers a competitive base salary. The MD&C Committee analyzes each executive officer’s compensation using the following process:

	1.	Review the key executive positions within the Company in terms of scope and responsibility, job complexity, knowledge, experience required, and other relevant factors.

	2.	Rank the executive positions on the basis of these factors to establish a logical relationship among them.
	3.	For the Named Executive Officers, develop a salary band using the Market Reference Point as the 50th percentile.

	4.	For other executive positions, establish salary ranges by utilizing applicable energy industry surveys.
We generally set our Named Executives Officers’ base salaries to fall between the 50th and 75th percentile Market Reference Points for executive base salaries. As a general policy, we set the base salaries of our Named Executive Officers so that the highest salaries are paid to our chairman and chief executive officer and our retired chairman in recognition of the fact that the responsibilities relating to such positions are of the greatest scope, with lower base salaries for our president, president - North America, and president - International.

We generally review the base salaries of all executive officers, including the Named Executive Officers, every 12 to 18 months. The chairman and chief executive officer provides his recommendations to the MD&C Committee on compensation actions for all executive officers, other than himself. The MD&C Committee, in conjunction with the chairman and chief executive officer, determines whether to recommend adjustments to the base salaries of our executive officers, including our Named Executive Officers, in connection with these reviews. The MD&C Committee considers each executive’s benchmarking against the relevant Market Reference Point, position and scope of responsibilities. In addition to such external market considerations, the MD&C Committee also considers internal pay equity among our executives, including the Named Executive Officers, for base salary planning. The foregoing discussion of how the MD&C Committee determines base salaries is not intended to be exhaustive, but does summarize the material factors considered by the MD&C Committee. The MD&C Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the MD&C Committee may have given different weight to different factors. The MD&C Committee conducted an overall analysis of the factors described above and considered the totality of the information presented to it, including discussions with the Consultant and our senior management.

On February 16, 2008, each of the chairman and chief executive officer and the retired chairman received approximately three-percent increases in base salary. On May 8, 2008, Mr. Roger Plank, in his capacity as executive vice president and chief financial officer, received an increase in base salary from $535,000 to $575,000, which was between the 50th and 75th percentile Market Reference Points. Due to the emerging global economic crisis, no Named Executive Officers were considered for increases in base salary during the second half of 2008.

Annual Incentive	General
The Company’s executive officers are eligible to receive an annual cash incentive bonus tied to achievement by the Company of a variety of financial, operational, and strategic objectives and to the executive officer’s personal performance. We have created separate plans with unique objectives for our executive officers to take into account the different levels and types of responsibility that the executive officers have within the Company. For example, our executive officers, other than our Named Executive Officers, with only regional responsibilities participate in regional incentive plans that are designed to recognize the success of a particular region with respect to production, revenue, and cost results, while corporate-level plans consider the Company’s overall results. While these plans are built upon a mix of objective and subjective factors, administering each plan covering our Named Executive Officers involves a qualitative analysis and requires the MD&C Committee to exercise significant discretion in making compensation decisions.

The following discussion of the factors considered by the MD&C Committee with respect to each of the Company’s plans is not intended to be exhaustive, but does summarize the material factors considered by the MD&C Committee in making its decisions. The MD&C Committee conducted an overall analysis of the factors and considered the totality of the information presented to it.

Chairman and Chief Executive Officer and Retired Chairman

Each of the Company’s chairman and chief executive officer and retired chairman were eligible to receive an annual incentive bonus for 2008 determined after consideration of the Company’s achievement of financial, operational, and strategic objectives. This plan, which is more comprehensive and less formulaic than those available to the other Named Executive Officers in 2008, applied only to each of our chairman and chief executive officer and our retired chairman because the scope of responsibilities to the Company for those positions was broader than those of the other executive positions. The MD&C Committee policy provided for annual incentive bonuses awarded under this plan targeted at 100 percent of base salary.

In its determination of the 2008 annual incentive bonus for each of the chairman and chief executive officer and the retired chairman, the MD&C Committee considered the general health of the Company as compared to its peers, the effectiveness of its long-term strategy over the last several years, the performance of the Company’s stock price compared to its peers during 2008 and over the last several years, the impact on the Company of the emerging global economic crisis and rapidly decreasing oil and gas prices, as well as the following six corporate goals for 2008 (the “Corporate Goals”): production growth of six percent, reserve growth sufficient to replace production and achieve record reserves, annual earnings above $3.0 billion, record annual cash flow, controlling lifting costs per BOE within four percent of the prior year, and controlling general and administrative expenses at or below prior year levels.

These Corporate Goals were proposed by senior management and then reviewed and approved by the MD&C Committee and by our board of directors. The foregoing discussion of the factors considered by the MD&C Committee is not intended to be exhaustive, but it does summarize the material factors considered by the MD&C Committee in making its decisions with respect to the annual incentive bonuses for each of the chairman and chief executive officer and the retired chairman. In contrast to the analysis it performs for the other executive officers, the MD&C Committee did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative weights to these factors. The MD&C Committee conducted an overall analysis of the factors described above and considered the totality of the information available to it. The MD&C Committee, also in contrast to the analysis it performs for the other executive officers, focused more on the long-term realization of the Company’s strategic goals, the comprehensive performance of the Company over several years, and the relative performance of the Company compared to its peer group.

The MD&C Committee and our board of directors have historically awarded annual incentive bonuses in cash. However, to conserve cash for the Company, Mr. Farris requested to receive his 2008 annual incentive bonus (after deferrals and required tax withholding) in shares of common stock of the Company.

President, Co-Chief Operating Officer and President — North America, and Co-Chief Operating Officer and President — International

Each of our other corporate executives, including our president, president — North America, and president — International, were eligible to receive an annual cash incentive bonus for 2008 determined after consideration of the Company’s achievement of financial, operational, and strategic objectives and the executive’s personal performance. We believe that the financial, operational, and strategic objectives discussed below are key indicators as to how the Company is measured in the marketplace. The MD&C Committee targeted eligible bonuses under this plan for 2008 at 75 percent of base salary for the president, president — North America, and president — International. This annual incentive bonus potential is less than for the chairman and chief executive officer and the retired chairman because, in 2008, Messrs. Roger Plank, Crum and Eichler only had responsibility for designated operations or regions within the Company and did not have responsibility for the Company as a whole.

The 2008 annual incentive bonus paid to each executive (other than the chairman and chief executive officer and retired chairman) was comprised of a corporate performance component and an individual performance component.

The corporate performance component was three quarters of each executive’s eligible 2008 annual incentive bonus. This component was based on achievement by the Company of Corporate Goals and both basic and extraordinary strategic objectives tied to the Company’s business plan. Each Corporate Goal represented between approximately two and twelve percent of an officer’s annual incentive bonus. For each Corporate Goal, the executive officers could be awarded full credit if the Company achieved the goal, partial credit if the Company exceeded results from the prior year but failed to meet the goal, and extra credit if the Company over-achieved the goal due to the extraordinary nature of these achievements. Each basic strategic objective represented between approximately one and seven percent of an officer’s annual incentive bonus. If the Company overachieved one or more of the basic objectives, or if it achieved one or more of the extraordinary objectives, the executive officers could be awarded additional credit due to the extraordinary nature of these achievements. The MD&C Committee has subjective discretion in determining the relative success of strategic objectives.

In the case of the president — North America and the president — International, the chairman and chief executive officer qualitatively assessed the performance of the region under the control of such executive officer in 2008, considering 2008 results for exploration, production, and drilling. The chairman and chief executive officer made recommendations to the MD&C Committee as to the appropriate credit that should be given for regional achievements.

The individual performance component was the remaining quarter of each executive’s eligible 2008 annual incentive bonus. This component was based on personal achievement of the executive, as determined by the chairman and chief executive officer and recommended by him to the MD&C Committee. In general, the leadership and management skills of the executive were evaluated. A variety of qualitative and quantitative goals and performance results were taken into account, such as job responsibility, job complexity, and successful performance of an executive officer’s business unit. However, there was no attempt to quantify, rank, or otherwise assign relative weights to the factors considered. The chairman and chief executive officer conducted an overall analysis of such factors and considered the totality of the information available to him.

Long-Term Incentives	Long-term incentives relating to the Company’s common stock serve to align the interests of executive officers with those of the Company’s stockholders by tying a portion of each executive officer’s long-term compensation to the continued growth of the Company and the appreciation of our common stock. The Company grants a combination of restricted stock units, stock options, and periodic conditional grants of performance shares to fall at the 50th percentile Market Reference Point for long-term incentive amounts. Grants of stock options, restricted stock units, and performance shares were made to the Named Executive Officers during 2008.

Restricted Stock Units

On May 7, 2008, we granted an aggregate of 81,400 restricted stock units under the Company’s 2007 Omnibus Equity Compensation Plan, which was approved by the Company’s stockholders in May 2007 (the “Omnibus Plan”), to the Company’s executive officers as a group (excluding the Company’s chairman and chief executive officer). As reflected in the “Grants of Plan Based Awards Table,” we granted an aggregate of 23,800 restricted stock units to the Named Executive Officers (excluding the Company’s chairman and chief executive officer). Grants of restricted stock units to executive officers, including each Named Executive Officer (except the chairman and chief executive officer), are proportionate to each officer’s base salary. In 2008, individual grants of restricted stock units to Named Executive Officers were based on 100 percent of base salary and vest ratably over four years. Upon vesting, the Company will issue one share of the Company’s common stock as settlement for each restricted stock unit.

In order to retain his services and provide incentive for his future contributions to the Company, Mr. Farris, our chairman and chief executive officer, was awarded 250,000 restricted stock units on May 8, 2008 under the Omnibus Plan, as described in the “Grants of Plan Based Awards Table.” Due to this significant special grant of restricted stock units which vests over five years, Mr. Farris did not participate in the 2008 annual grant of restricted stock units.

Stock Options

In 2008, the Company’s executive officers received stock option grants under the Omnibus Plan. The grants of stock options made in 2008 to the Named Executive Officers are reflected in the “Grants of Plan Based Awards Table.” Stock options granted to executive officers are proportionate to each officer’s base salary, including each of the Named Executive Officers, and benefit them only if stockholders also benefit from appreciating stock prices. In 2008, all of the Named Executive Officers (except both the chairman and chief executive officer and the retired chairman) received stock option grants based on 200 percent of their base salary.

Due to the significant special grant of restricted stock units to our chairman and chief executive officer as described in the “Grants of Plan Based Awards Table,” Mr. Farris did not participate in the 2008 annual award of stock options. In May 2008, due to his personal circumstances, the retired chairman requested, as he also requested in May 2007, that he not be awarded stock options because of the significant degree to which the expense of the award to the Company would exceed the benefit of the award to the retired chairman and his heirs after income and estate taxes.

Performance Shares

On May 7, 2008, pursuant to the Omnibus Plan, the Company established the 2008 Share Appreciation Program and approved estimated conditional grants of 2,773,000 shares of Company common stock to eligible participants under the 2008 Share Appreciation Program.

The primary purpose of the 2008 Share Appreciation Program, like the Company’s 2005 Share Appreciation Plan and other prior share appreciation plans, is to provide incentives to our employees to work toward significant increases in stockholder value. The conditional grants will vest upon attainment of an initial price threshold of $162 per share of Company common stock prior to year end 2010 and a final price threshold of $216 per share of Company common stock prior to year end 2012. The achievement of the $216 price threshold would represent approximately $36 billion of growth in market value for the currently outstanding shares of the Company’s common stock, since attainment of the prior stock appreciation plan price threshold in February 2008. If achieved, the conditional grants to our employees would have an estimated total value of approximately two percent of such projected growth in market capitalization. Consistent with prior share appreciation plans, more than 90 percent of the incentives under the 2008 Share Appreciation Program would be paid to non-executive employees if either one or both of the thresholds is achieved. The 2008 Share Appreciation Program is described in more detail in the “Grants of Plan Based Awards Table.”

As reflected in the “Grants of Plan Based Awards Table,” we granted an aggregate of 67,090 performance shares to the Named Executive Officers under the 2008 Share Appreciation Program. For each price threshold, the number of shares granted to a Named Executive Officer was determined by multiplying the recipient’s annual base salary by one times (for the $162 threshold) or two times (for the $216 threshold) the recipient’s base salary and dividing the product by $162 or $216, as applicable. Substantially all full time, and certain part time, employees of the Company at the time of grant were eligible to receive grants under the 2008 Share Appreciation Program at multiples based on three categories of eligibility. The first category is comprised of all executive officers, key technical professionals, and senior managers. The second category is comprised of mid-level managers, supervisors, and key administrative professionals. The third category is comprised of entry level professionals, office administrative staff, and field operators.

In addition, the Company continued in 2008 to issue installments under the 2005 Share Appreciation Plan. In February 2005, the Company established the 2005 Share Appreciation Plan, which was approved by the Company’s stockholders in May 2005. The 2005 Share Appreciation Plan served the same purpose as the 2008 Share Appreciation Program and operated in a similar manner.

The MD&C Committee believes that the periodic grant of performance shares, otherwise known as conditional grants, provides an effective retentive element of compensation in the event significant stock price appreciation is achieved. The periodic grant of performance shares complements and reinforces the overall compensation program.

Equity Award Timing

The MD&C Committee meets each May to determine annual grants of equity awards for the executive officers of the Company. Actual grants of equity awards are made by the Stock Option Plan Committee of the Company’s board of directors. The exercise price for stock option grants is set at the per share closing price for Apache common stock on the grant date. The Company does not back-date stock option grants. The Company has not and does not time the grant of awards in coordination with the release of material, non-public information. In the case of a newly-hired executive officer, the grant would be submitted for approval at the next regularly-scheduled meeting of the Stock Option Plan Committee and the exercise price would be set on the day of such approval.

Benefits	General Executive Policies
Apache executive officers are eligible for a limited number of benefits as part of the total compensation provided to maintain a basic level of market competitiveness. This includes a complete diagnostic annual physical, club dues, whole life insurance, enhanced long term disability coverage, and continued contributions to a deferred compensation plan once limits are reached in qualified retirement plans.

Use of Company Property

In addition, to facilitate efficient business travel and for security reasons, the board requires the chairman and chief executive officer and, during 2008, required the retired chairman to use the Company’s aircraft for both business and personal travel. During 2008, the Company also provided the retired chairman with an apartment, car and driver. The retired chairman continues to receive specified benefits as described more fully below under “Retirement of Chairman; Restated Employment and Consulting Agreement.”

More details on the above benefits are presented under “All Other Compensation” following the “Summary Compensation Table.”

Stock Ownership Requirements	Because our Named Executive Officers own a significant number of shares of common stock and have been long-term investors in Apache, the Company has historically not seen the necessity to require that the Named Executive Officers acquire or hold any amount of the Company’s common stock. The Company believes that any such requirement would have little effect because the thresholds would likely fall significantly below the number of shares currently owned. As reflected in the table under “Securities Ownership and Principal Holders,” the Named Executive Officers have substantial holdings of the Company’s common stock despite the absence of such a requirement. Notwithstanding the foregoing, a portion of the shares vesting each year pursuant to the May 7, 2008 grant to Mr. Farris, as described the “Grants of Plan Based Awards Table,” and the February 12, 2009 grants to Messrs. Roger Plank, Crum and Eichler, as described below under “2008 Compensation Decisions — Other Named Executive Officers” are subject to the restriction that they may not be sold until retirement or other termination of employment with the Company.

2008 Compensation Decisions

2008 Corporate Performance	Apache reported net income of $706 million in 2008, after a $3.6 billion non-cash, after-tax reduction in the carrying value of its oil and gas properties stemming from significantly lower commodity prices at year-end 2008. However, Apache’s 2008 adjusted earnings, before the write-down and certain other items that impact the comparability of operating results, totaled $3.8 billion.
In 2008, production declined five percent as a result of the June 3 pipeline explosion and fire at the Varanus Island hub offshore Western Australia as well as the impact of two hurricanes in the Gulf of Mexico. Had those events not occurred, 2008 production would have increased two percent.
Apache produced 1.6 billion cubic feet of natural gas and 265,000 barrels of liquid hydrocarbons per day in 2008, compared with 1.8 billion cubic feet and 262,000 barrels per day in 2007.
Apache replaced 122 percent of production in 2008, including 118 percent through drilling. However, 2008 proved reserves declined two percent as a result of a 2.5-percent negative reserve revision associated with low commodity prices at year-end. Absent these negative price revisions, Apache would have recorded its 23rd consecutive year of reserve growth.
Therefore, in 2008, the Company exceeded one of six of the Corporate Goals for the year.

Chairman and Chief Executive Officer	Experience and Responsibilities
Mr. Farris, our chairman and chief executive officer, assumed the responsibilities of chief executive officer in May 2002, and the responsibilities of chairman of the board in January 2009. His activities include leadership in developing the Company’s strategies, recommending and implementing the Company’s capital expenditure programs, and maintenance of sound business relationships with the management of many of the world’s largest oil and gas companies and with the investment community. As chairman and chief executive officer, he oversees all of the Company’s major business and staff units, while guiding and developing Apache’s senior management. Reporting directly to Mr. Farris during 2008 was each of the executive vice presidents, senior vice presidents, and corporate and regional vice presidents, including the chief financial officer and the general counsel.

The Company has grown reserves in 22 of the last 23 years and has increased production in 28 out of the last 30 years. Our board of directors and the MD&C Committee recognize that this outstanding record of growth is the result of senior management’s perseverance with its long-term capital investment program, in the face of significant countervailing pressures from outsiders for stock buybacks and other uses of Company cash that would not have positioned the Company to continue growing reserves and production in the increasing price environment of the past several years or to adapt rapidly to the recent global economic downturn. This focus on long-term investments for the future, rather than short-term profits and results, is a direct result of the leadership of the chairman and chief executive officer.

Pay Awarded for 2008

Based on the foregoing, successful management of the Company during the onset of the current economic downturn, and in light of the compensation decision making processes and policies described above, the MD&C Committee and the board, on February 11, 2009, maintained Mr. Farris’s base salary at $1,500,000 and awarded him an annual incentive bonus for 2008 of $500,000, which was 33 percent of his target. Although the MD&C Committee and board determined that Mr. Farris was eligible for a higher annual incentive bonus based upon the Company’s 2008 corporate performance and achievement by the Company of 50.9 percent of the Corporate Goals and strategic objectives, Mr. Farris requested the board to limit his bonus to $500,000 and to pay his bonus in common stock rather than cash in order to contribute to the Company’s effort to retain financial flexibility by spending within its 2009 cash flow. In May 2008, Mr. Farris was awarded long-term incentives in the manner described above under Long-Term Incentives.

Mr. Farris’ base salary is slightly above the 75th percentile Market Reference Point and his 2008 incentive bonus is below the 50th percentile Market Reference Point. Mr. Farris’ awards are reflected in the “Summary Compensation Table” and “Grants of Plan Based Awards Table.” Mr. Farris’ employment agreement is discussed under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Retired Chairman	Experience and Responsibilities

Prior to his retirement, Mr. Plank complemented and advised the chief executive officer and the CEO’s direct reports and focused on the long-range direction, capital allocation, cost controls, and strategies of the Company. Mr. Plank participated in developing the Company’s strategies, capital allocation, cost controls, and setting corporate direction. The board of directors believes that Mr. Plank’s past service as chairman and his continued consulting relationship with the Company affords us a competitive advantage over our competitors.

Pay Awarded for 2008
Based on the foregoing, including the Company’s 2008 corporate performance and achievement by the Company of 50.9 percent of the Corporate Goals and strategic objectives, successful management of the Company during the onset of the current economic downturn, and in light of the compensation decision making policies described above, the MD&C Committee and our board of directors, on February 11, 2009, awarded Mr. Plank a cash annual incentive bonus for 2008 of $500,000, which was 33 percent of his 2008 salary and which is below the 50th percentile Market Reference Point. In May 2008, Mr. Plank was awarded long-term incentives in the manner described above under “Long-Term Incentives.”

Mr. Plank’s awards are reflected in the “Summary Compensation Table” and “Grants of Plan Based Awards Table.” Mr. Plank’s employment agreement is discussed below in “Retirement of Chairman; Restated Employment and Consulting Agreement” and under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

Other Named Executive Officers	Experience and Responsibilities
Messrs. Roger Plank, Crum, and Eichler have served Apache for a combined 57 years. During this period, each of them has made significant contributions to the Company. Mr. Roger Plank has been instrumental in managing the financial health of the Company, including management of complex financial matters related to the expansion of the Company into a global enterprise. The scope of his responsibilities is large and has continued to grow in recent years as the Company has grown and as securities laws have changed such as the Sarbanes-Oxley Act of 2002. Mr. Crum has overseen numerous international operations including spearheading our Australia region, increasing the performance of our North Sea properties, and, most recently, leading our Canadian operations. Our Canada region comprises 22 percent of the Company’s estimated proved reserves, which makes it the second largest region in the Company. Mr. Eichler spearheaded our Egypt region for more than 11 years and has been integral to the growth and development of that region. Due to growth during those 11 years, Egypt has become the country with the Company’s largest single acreage position and immense resource potential. In 2008, Egypt contributed approximately 21 percent of the Company’s total production.

Compensation Changes Related To Recent Promotions

On February 12, 2009, in connection with their appointments to new positions and in order to retain their services, the base salary of each of Messrs. Roger Plank, Crum, and Eichler was increased to $625,000 from $575,000, $420,000 and $390,000, respectively, which is between the 50th and 75th percentile Market Reference Points, and the target for annual incentive bonus for each of Messrs. Roger Plank, Crum, and Eichler was increased from 75 percent to 100 percent of base salary reflecting assumption of responsibility for daily decision-making and direction of the Company as a whole.

To provide incentive for their future contributions to the Company, each of Messrs. Roger Plank, Crum, and Eichler was awarded 62,500 restricted stock units pursuant to the Omnibus Plan. Of the 62,500 units awarded to each recipient, 12,500 restricted stock units will vest on each of April 1, 2010, February 12, 2011, February 12, 2012, February 11, 2013, and February 11, 2014. Of the 12,500 shares vesting each year, 7,500 shares are subject to the restriction that they may not be sold by Mr. Roger Plank, Mr. Crum, or Mr. Eichler until such time as they retire or otherwise terminate employment with the Company. Messrs. Roger Plank, Crum and Eichler could elect to defer receipt of all or part of the vested shares and were granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

Pay Awarded for 2008

Based on the foregoing, including the Company’s 2008 corporate performance, achievement by the Company of 50.9 percent of the Corporate Goals and strategic objectives, and in light of the compensation decision making processes and policies described above, including awards and recommendations by our chairman and chief executive officer and consideration of the performance of a Company region, as applicable, the Company awarded each of Messrs. Roger Plank, Crum and Eichler a cash annual incentive bonus for 2008 of approximately 38 percent of their respective 2008 base salaries (50.9 percent of their targets). This is below the 50th percentile Market Reference Point and based on achieving 8.1 percent of the Corporate Goals and 42.8 percent of the strategic objectives, which when added together comprised the 50.9 percent aggregate achievement. Each of Messrs. Roger Plank, Crum and Eichler was awarded long term incentives in the manner described above under “Long-Term Incentives.”
Our Named Executive Officers’ awards are reflected in the “Summary Compensation Table” and “Grants of Plan Based Awards Table.”

Other Executives	Based on the achievement record described above, the MD&C Committee recommended, and the full board of directors unanimously approved, a cash annual incentive bonus payment of 50.9 percent of the targets set for executive officers participating in the Annual Incentive plan described above that was applicable to our Named Executive Officers, other than our chairman and chief executive officer and retired chairman.

2008 Executive Compensation Market Analysis Results	The Named Executive Officers, as a group, received base salaries that were almost at the 75th percentile Market Reference Point and annual incentive bonuses that were near the 50th percentile Market Reference Point. The long-term incentive awards fell in between the 50th and 75th percentile Market Reference Points.

Retirement of Chairman; Restated Employment and Consulting Agreement	In connection with Mr. Raymond Plank’s retirement as chairman of the board and as a director and employee of the Company, and his ongoing consulting arrangement with the Company, on January 15, 2009, the Company and Mr. Plank entered into an amendment and restatement (the “New Agreement”) of his employment agreement dated December 5, 1990, as previously amended (the “Old Agreement”). Pursuant to the New Agreement, Mr. Plank agreed to provide consulting services to the Company for the remainder of his life, as he had agreed to do under the Old Agreement.

Under the New Agreement, the Company paid Mr. Plank a one-time lump sum cash payment of $13,576,323 in lieu of the Company’s obligation under the Old Agreement to pay him annual compensation for the remainder of his life for such consulting services equal to 50 percent of his annual rate of compensation at the time of his retirement as an officer. This payment was made in order to settle such obligation for a lump-sum amount. The amount was determined by the MD&C Committee as the discounted present value of the amounts that were expected to be payable to Mr. Plank for consulting services during the remainder of his life, based on 50 percent of the value of Mr. Plank’s current compensation, his actuarial life expectancy, and a five percent discount rate. For purposes of determining current compensation, the amount was calculated using Mr. Plank’s 2008 base salary and his average annual incentive bonus for the years 2005 — 2007, since the Company had not determined bonus amounts for officers for 2008 at the time the agreement was signed. In addition, the calculation gave credit to the May 2008 stock option grant that Mr. Plank declined.

The Company also paid Mr. Plank a cash payment of $6,285,819 in respect of his unvested stock options, share appreciation plan grants, and restricted stock units, all of which were cancelled. This payment was consistent with payments of the same nature the Company has made to other departing or retiring senior officers from time to time. The amount in respect of unvested stock options was the aggregate excess of (i) the closing market price of the Company’s common stock subject to the options on the day the Company’s outside directors met and formulated terms for presentation to Mr. Plank over (ii) the aggregate exercise price of the stock options that had exercise prices less than that closing price. The amount in respect of restricted stock units and share appreciation plan grants was the product of the total number of such units multiplied by the closing market price of the Company’s common stock on that day.

Mr. Plank was also paid $5,400,000 as a founder’s achievement and performance award for 54 years of service to the Company. The award was based on the judgment of the MD&C Committee and the board that Mr. Plank had made extraordinary contributions to the Company over his 54 years of service, guiding it from its founding as a small domestic U.S. company with initial capital of $250,000 to an international oil and gas company with an enterprise value at year-end 2008 of approximately $30 billion and significant assets and operations on five continents. In determining that the amount of such payment was reasonable and appropriate, the MD&C Committee and the board considered, among other things, the nature and value of Mr. Plank’s contributions over time and data collected by an independent executive compensation consulting firm, which showed that Mr. Plank had received significantly less aggregate compensation over the past five years than the reported levels of compensation paid to chief executive officers of companies considered to be peers of the Company.

The New Agreement also confirmed that the Company would award Mr. Plank a cash annual incentive bonus for 2008, which was determined and paid in February 2009 in accordance with the usual practices and procedures of the MD&C Committee and the board. The amount so determined and paid was $500,000.

In support of the consulting services he is to provide during the initial two-year period, the Company will provide Mr. Plank with Houston office space and secretarial support through December 31, 2010, plus continued use of a Houston apartment and access to a Company car and driver through that date, consistent with arrangements prior to his retirement. The Company will also provide him up to 60 hours per year of aircraft usage in 2009 and 2010. As provided in the Old Agreement, the Company will pay $750,000 to Mr. Plank’s designee or estate upon his death and will provide him health, dental and vision benefits during the remainder of his life. In addition, Mr. Plank agreed not to engage in or have a financial interest in any business that is competitive to the business of the Company for the remainder of his life, as provided in the Old Agreement, subject to de minimis exceptions, and he executed a waiver and release of any potential compensation or other claims he may have against the Company.

Tax Legislation	The Omnibus Budget Reconciliation Act of 1993 (“OBRA”), as interpreted by the Internal Revenue Service on June 4, 2007, imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year commencing on or after January 1, 1994, for the compensation paid or accrued with respect to its chief executive officer and its three highest compensated officers for the year (other than the principal executive officer or the principal financial officer). The MD&C Committee continues to review the Company’s compensation plans based upon these regulations and, from time to time, determines what further actions or changes to the Company’s compensation plans, if any, are appropriate. It is the intention of the MD&C Committee to receive stockholder approval for all future stock-based compensation plans so that they may qualify for the performance-based compensation exemption.

The Company’s 1995 Stock Option Plan, 1998 Stock Option Plan, 2005 Stock Option Plan, 2005 Share Appreciation Plan, and 2007 Omnibus Equity Compensation Plan were approved by the Company’s stockholders and grants made under such plans qualify as “performance-based” under the regulations. The Company’s existing incentive compensation plans, special achievement bonuses, Executive Restricted Stock Plan, and 2000 Stock Option Plan do not meet the requirements of the regulations, as the stockholder approvals necessary for exemption were not sought. However, these plans operate similarly to prior or other existing plans and are designed to reward the contribution and performance of employees and to provide a meaningful incentive for achieving the Company’s goals, which in turn enhances stockholder value. No further grants can be made under the Company’s 2000 Stock Option Plan, Executive Restricted Stock Plan or 2005 Stock Option Plan. While the MD&C Committee cannot predict with certainty how the Company’s compensation policies may be further impacted by OBRA, it is anticipated that executive compensation paid or accrued pursuant to the Company’s compensation plans that have not met the requirements of the regulations will not result in any material loss of tax deductions in the foreseeable future.

Internal Revenue Code section 409A requires “nonqualified deferred compensation plans” to meet requirements in order to avoid acceleration of the recipient’s federal income taxation of the deferred compensation. The Internal Revenue Service issued final regulations in April 2007 regarding the application of Section 409A, which were generally effective January 1, 2009. Prior to effectiveness, companies were expected to comply in “good faith” with the statute, taking note of the interim guidance issued by the Internal Revenue Service. The Company amended several of its benefit plans in order for them to be exempt from Section 409A, while the Company continues to provide benefits through several plans that remain subject to Section 409A. The terms of these plans were amended in 2008, as necessary, to meet the requirements of the final regulations.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee of the board of directors of Apache Corporation reviewed and discussed with Company management the Compensation Discussion and Analysis set forth above, and based upon such review and discussion, recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

March 12, 2009	Management Development and Compensation Committee

Frederick M. Bohen, Chairman A. D. Frazier, Jr. John A. Kocur George D. Lawrence

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for the individuals listed below for all services rendered to the Company and its subsidiaries during fiscal years 2008, 2007 and 2006. The persons included in this table are the Company’s principal executive officer, principal financial officer, and the three other most highly compensated executive officers (the “Named Executive Officers”) who served as executive officers of the Company during 2008:

							Change in
							Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
		Salary	Bonus(3)	Awards(4)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)		Total
Name and Principal Position(a)	Year(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)		($)(j)
Raymond Plank(1)	2008	1,493,750	—	1,496,622	669,038	500,000	62,756	449,293		4,671,459
Retired Chairman of the Board	2007	1,437,500	—	1,127,689	669,037	1,900,000	68,714	283,212		5,486,152
	2006	1,331,250	—	909,331	553,764	1,100,000	59,997	258,846		4,213,188

G. Steven Farris(1)(2)	2008	1,493,750	—	6,971,143	1,009,657	500,000	(593,003)	687,119		10,068,666
Chairman and Chief Executive Officer	2007	1,437,500	—	2,043,382	896,116	1,900,000	976,446	472,511		7,725,955
	2006	1,331,250	—	1,345,441	553,764	1,100,000	335,106	620,100		5,285,661

Roger B. Plank(2)	2008	560,000	—	539,332	218,849	213,780	(1,052,656)	194,364		673,669
President	2007	521,875	—	416,857	132,024	508,840	683,385	169,741		2,432,722
	2006	490,625	—	370,454	66,220	349,600	159,992	187,260		1,624,151

John A. Crum(2)	2008	420,000	—	406,355	166,572	160,335	(245,388)	2,942,455	(8)	3,850,329
Co-Chief Operating Officer and	2007	390,833	50,000	309,801	98,825	381,095	1,053,804	1,475,265	(8)	3,759,623
President — North America	2006	366,042	—	274,562	48,570	260,800	91,239	386,583		1,427,796

Rodney J. Eichler(2)	2008	390,000	—	381,194	154,864	148,882	(967,864)	568,189		675,265
Co-Chief Operating Officer and	2007	360,833	—	289,721	92,165	351,806	173,785	703,819		1,972,129
President — International	2006	341,459	—	249,725	45,814	243,300	310,336	343,517		1,534,151

(1)	On January 15, 2009, Raymond Plank retired as chairman of the board, a director, and an employee of the Company. G. Steven Farris, then the Company’s president, chief executive officer, and chief operating officer, succeeded Raymond Plank as chairman.

(2)	Effective February 12, 2009, Roger B. Plank was appointed president (previously, he served as executive vice president and chief financial officer), John A. Crum was appointed co-chief operating officer and president — North America (previously, he served as executive vice president — Canada), and Rodney J. Eichler was appointed co-chief operating officer and president — International (previously, he served as executive vice president — Egypt). In connection with these appointments, Mr. Farris, the Company’s chairman and chief executive officer, resigned from his positions as the Company’s president and chief operating officer, effective February 12, 2009. Mr. Farris continues as the Company’s principal executive officer, and Mr. Roger Plank continues as the Company’s principal financial officer.

(3)	For 2008, the Named Executive Officers were not entitled to receive payments that would be characterized as bonus payments. In 2007, Mr. Crum received a one-time payment in connection with his transition to Canada.

(4)	Dollar amount of compensation recognized in 2008 for stock awards and option awards, as defined under FAS 123R, including costs related to awards granted in previous years as well as 2008. Dollar amount does not include compensation costs for awards with performance-based vesting requirements that have not been attained and for which attainment has not yet been deemed probable. The discussion of the assumptions used in calculating these values can be found in the footnotes to the Grants of Plan Based Awards Table below and in Note 7 of the Notes to Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2008.

(5)	Amounts reflected under column (g) are paid pursuant to the Company’s incentive compensation plan as described under “Annual Incentive” in the Compensation Discussion and Analysis. Mr. Farris requested that his 2008 incentive compensation (after deferrals and required tax withholding) be paid in shares of the Company’s common stock. As a result, 4,722 shares of common stock were issued to Mr. Farris.
(footnotes continued on following page)

(6)	See Non-Qualified Deferred Compensation Table below.

(7)	For additional information on All Other Compensation, see discussion, table, and footnotes below.

(8)	For 2008, the $2,937,095 amount includes $2,578,232 related to Canadian foreign taxes paid by the Company on Mr. Crum’s behalf to the Canada Revenue Agency in connection with his 2008 foreign assignment earnings including compensation reflected in the Option Exercises and Stock Vested Table. For 2007, the $1,475,265 amount includes an overpayment of tax of approximately $725,000 (based on recent exchange rates) paid by the Company on Mr. Crum’s behalf to the Canada Revenue Agency in connection with compensation on his 2007 stock option exercises. It has been determined that this 2007 income was not subject to withholding in Canada and, therefore, the overpayment will be remitted back to the Company in a future tax year.

All Other Compensation

Officers participate in two qualified retirement plans. The 401(k) Savings Plan provides a match up to the first six percent of base pay and incentive bonus. The Money Purchase Retirement Plan provides an annual six percent company contribution into the same investment choices as the 401(k) plan with the exception of Company stock. Additionally, officers can elect to participate in the Non-Qualified Retirement Savings Plan to defer beyond the limits in the 401(k) plan and continue Company contributions which exceed the limits in the qualified plans. The investment choices mirror those in the qualified retirement plans. The Deferred Delivery Plan allows officers the ability to defer income in the form of deferred units from the vesting of restricted stock units under the Company’s Executive Restricted Stock Plan and 2007 Omnibus Equity Compensation Plan. The contributions into both non-qualified plans are reported in the Non-Qualified Deferred Compensation Table. The Company does not have a defined benefit plan for U.S. employees.

Apache provides U.S. employees with two times their base salary under group term life insurance. Executives receive the first $50,000 of coverage under the same group term life insurance plan, and the remaining amount to bring them up to two times salary is provided in the form of whole life insurance policies, with the exception of Raymond Plank. In exchange for surrendering life insurance coverage, a 20-year annuity was purchased for Mr. Plank that paid $31,500 annually until April 1, 2008. The Company paid the annual annuity fee for 2007 and 2006. Mr. Plank was reimbursed for the taxes payable on the income attributable to the premiums and fees for these policies.

During 2008, the board required G. Steven Farris and Raymond Plank to use the Company’s aircraft for both business and personal travel to facilitate efficient business travel and for security reasons. Also during 2008, Roger B. Plank utilized the Company’s aircraft for both business and personal travel. Even though the Company considers these costs a necessary business expense rather than a perquisite, in line with SEC guidance, the following table includes the amounts attributable to the top three officer’s personal aircraft usage, including trips for Company-supported charitable interests. The methodology for the valuation of non-integral use of corporate aircraft for disclosure in the Summary Compensation Table, in compliance with SEC guidance, calculates the incremental cost to the Company for personal use of the aircraft based on the cost of fuel and oil per hour of flight; trip-related inspections, repairs and maintenance; crew travel expenses; on-board catering; trip-related flight planning services; landing, parking, and hanger fees; supplies; passenger ground transportation; and other variable costs. Additionally, the value of trips attributable to philanthropic interests were included, even though they are seen as contributing to the goodwill of the Company. In addition, Standard Industry Fare Level (“SIFL”) tables, published by the Internal Revenue Service, are used to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft. With the appropriate approvals, these executive officers are reimbursed for the taxes on the income attributable to the use of corporate aircraft, as approved by the board of directors, and such amounts are included in All Other Compensation shown in the Summary Compensation Table.

As detailed in the following table under Benefits, the Company provided Raymond Plank with an apartment, car, and driver. Mr. Plank was reimbursed for the taxes on the income attributable to these benefits.

In addition to the benefits for which all employees are eligible, the Company also covers the cost of a complete diagnostic annual physical and pays club dues and the full cost of enhanced long term disability coverage for some officers.

The Company provides various forms of compensation related to expatriate assignment that differ according to location and term of assignment, including: foreign service premium, foreign assignment tax equalization, location pay, housing and utilities, home leave and travel, goods and services allowance, relocation expense, and tax return preparation. These items have been broken out separately in the following table under Foreign Assignment Allowances to reflect the amounts that pertain to Mr. Crum and Mr. Eichler. Mr. Crum was executive vice president — North Sea from April 2003 to June 2006, and executive vice president — Canada from July 2007 to February 2009. Mr. Eichler, as executive vice president — Egypt, resided in Egypt during 2006, 2007, and 2008.

The following table provides a detailed breakdown of the amounts for fiscal years 2008, 2007, and 2006 under “All Other Compensation” in the Summary Compensation Table:

		Raymond		G. Steven		Roger B.		John A.	Rodney J.
Benefits	Year	Plank		Farris		Plank		Crum	Eichler
Company Contributions Retirement Plans	2008	$27,600		$27,600		$27,600		$27,600	$27,600
	2007	$27,000		$27,000		$27,000		$27,000	$27,000
	2006	$26,400		$26,400		$26,400		$26,400	$26,400

Company Contributions Non-Qualified Plan	2008	$196,525		$379,650		$100,661		$68,531	$61,417
	2007	$145,750		$277,500		$77,577		$51,196	$45,496
	2006	$139,475		$265,350		$57,328		$37,326	$34,976

Life Insurance Premiums or Annuity Fees	2008	$—		$114,733		$15,932		$17,035	$18,800
	2007	$1,200	(a)	$76,256		$12,169		$13,247	$18,800
	2006	$1,200	(a)	$100,475		$14,979		$14,707	$18,800

Reimbursement for Payment of Taxes on Life Insurance Premiums or Annuity Fees	2008	$—		$65,807		$9,138		$9,771	$13,309
	2007	$688		$43,738		$6,980		$7,598	$13,309
	2006	$688		$57,629		$8,591		$8,435	$13,309

Use of Company Property	2008	$152,532	(b)	$70,577	(c)	$24,978	(c)	$—	$6,600
	2007	$76,449	(d)	$24,936	(e)	$25,830	(e)	$—	$6,600
	2006	$84,665	(f)	$153,915	(f)	$55,401	(f)	$7,200	$6,000

Reimbursement for Payment of Taxes on Use of Company Property	2008	$72,636		$20,781		$12,234		$—	$88
	2007	$32,125		$11,371		$12,722		$—	$88
	2006	$6,418		$8,547		$16,685		$106	$88

Enhanced Long Term Disability Coverage,	2008	$—		$7,971		$3,821		$3,426	$2,682
Annual Physicals, and Club Memberships	2007	$—		$10,276		$6,029		$5,841	$3,382
	2006	$—		$7,393		$6,200		$3,427	$2,768

Reimbursement for Payment of Taxes on Annual	2008	$—		$—		$—		$—	$—
Physicals and Club Memberships	2007	$—		$1,434		$1,434		$1,434	$—
	2006	$—		$391		$1,676		$516	$283

Subtotal Benefits — 2008		$449,293		$687,119		$194,364		$126,363	$130,496
Subtotal Benefits — 2007		$283,212		$472,511		$169,741		$106,316	$114,675
Subtotal Benefits — 2006		$258,846		$620,100		$187,260		$98,117	$102,624

(Table continued on following page)

		Raymond	G. Steven	Roger B.	John A.		Rodney J.
Foreign Assignment Allowances	Year	Plank	Farris	Plank	Crum		Eichler
Foreign Service Premium	2008	$—	$—	$—	$63,000		$58,500
	2007	$—	$—	$—	$29,750		$54,125
	2006	$—	$—	$—	$26,250		$51,219

Foreign Assignment Tax Equalization	2008	$—	$—	$—	$2,655,281	(g)	$169,990
	2007	$—	$—	$—	$1,219,854	(h)	$355,055
	2006	$—	$—	$—	$187,808		$—

Location Pay	2008	$—	$—	$—	$—		$78,000
	2007	$—	$—	$—	$—		$72,166
	2006	$—	$—	$—	$—		$68,292

Housing, Utilities and Parking	2008	$—	$—	$—	$46,470		$53,030
	2007	$—	$—	$—	$63,683		$47,093
	2006	$—	$—	$—	$11,137		$47,954

Home Leave and Travel	2008	$—	$—	$—	$—		$60,686
	2007	$—	$—	$—	$—		$55,540
	2006	$—	$—	$—	$—		$72,678

Goods and Services Allowance	2008	$—	$—	$—	$50,591		$16,737
	2007	$—	$—	$—	$22,383		$4,415
	2006	$—	$—	$—	$33,354		$—

Relocation Allowance	2008	$—	$—	$—	$—		$—
	2007	$—	$—	$—	$32,529		$—
	2006	$—	$—	$—	$29,167		$—

Tax Return Preparation	2008	$—	$—	$—	$750		$750
	2007	$—	$—	$—	$750		$750
	2006	$—	$—	$—	$750		$750

Subtotal Foreign Assignment Allowances — 2008		$—	$—	$—	$2,816,092		$437,693
Subtotal Foreign Assignment Allowances — 2007		$—	$—	$—	$1,368,949		$589,144
Subtotal Foreign Assignment Allowances — 2006		$—	$—	$—	$288,466		$240,893

Total All Other Compensation — 2008	$449,293	$687,119	$194,364	$2,942,455	$568,189
Total All Other Compensation — 2007	$283,212	$472,511	$169,741	$1,475,265	$703,819
Total All Other Compensation — 2006	$258,846	$620,100	$187,260	$386,583	$343,517

(a)	For Raymond Plank, annuity fee related to the 20-year annuity purchased in exchange for surrendering life insurance coverage.

(b)	For Raymond Plank, this amount for 2008 includes $51,128 for use of Company-owned apartment, $52,743 for Company-provided car and driver, and $48,661 for use of corporate aircraft of which $9,742 was related to Company-supported charitable interests.
(footnotes continued on following page)

(c)	These amounts for 2008 are for use of corporate aircraft. For G. Steven Farris and Roger B. Plank, the amounts include $27,946 and $3,648, respectively, related to Company-supported charitable interests.

(d)	For Raymond Plank, this amount for 2007 includes $40,447 for use of Company-owned apartment, $5,158 for Company-provided car and driver, and $30,844 for use of corporate aircraft of which $10,220 was related to Company-supported charitable interests.

(e)	These amounts for 2007 are for use of corporate aircraft. For Roger B. Plank, the amount includes $3,650 related to Company-supported charitable interests.

(f)	For Raymond Plank, G. Steven Farris, and Roger B. Plank, these amounts for 2006 are for use of corporate aircraft, of which $3,204, $23,078, and $10,883, respectively, related to Company-supported charitable interests.

(g)	This amount includes $2,578,232 related to Canadian foreign taxes paid by the Company on Mr. Crum’s behalf to the Canada Revenue Agency in connection with his 2008 foreign assignment earnings including compensation reflected in the Option Exercises and Stock Vested Table.

(h)	This amount includes an overpayment of tax of approximately $725,000 (based on current exchange rates) paid by the Company on Mr. Crum’s behalf to the Canada Revenue Agency in connection with compensation on his 2007 stock option exercises. It has been determined that this 2007 income was not subject to withholding in Canada and, therefore, the overpayment will be remitted back to the Company in a future tax year.

GRANTS OF PLAN BASED AWARDS TABLE

The table below provides supplemental information relating to the Company’s grants of stock options and restricted stock units during fiscal year 2008 to the Named Executive Officers. There were no stock appreciation rights granted during fiscal year 2008. Also included, in compliance with SEC rules on disclosure of executive compensation, is information relating to the estimated grant date fair value of the grants. For stock options, the estimated fair value is based upon principles of the Black-Scholes option pricing model. The Black-Scholes model utilizes numerous arbitrary assumptions about financial variables such as interest rates, stock price volatility and future dividend yield. Neither the values reflected in the table nor the assumptions utilized in arriving at the values should be considered indicative of future stock performance.

					Estimated Future			All Other
		Estimated Possible			Payouts Under			Stock	All Other Option
		Payouts Under			Equity Incentive Plan			Awards: Number	Awards: Number	Exercise or Base	Grant Date
		Non-Equity Incentive Plan Awards			Awards			of Shares of	of Securities	Price of	Fair
								Stock or	Underlying	Option	Value of Stock and Option
	Grant	Threshold	Target	Maximum		Target	Maximum	Units(#)	Options(#)	Awards ($/Sh)	Awards ($)
Name(a)	Date(b)	($)(c)	($)(1)(d)	($)(e)	Threshold(#)(f)	(#)(2)(g)	(#)(h)	(3)(i)	(4)(j)	(6)(k)	(3)(7)(l)
Raymond Plank		—	1,493,750	—	—	—	—	—	—	—	—
	05/07/2008	—	—	—	—	9,260	—	12,500	—	—	1,697,875
	05/07/2008	—	—	—	—	13,890	—	—	(5)	(5)	(5)

G. Steven Farris		—	1,493,750	—	—	—	—	—	—	—	—
	05/07/2008	—	—	—	—	9,260	—	—	—	—	—
	05/07/2008	—	—	—	—	13,890	—	—	(5)	(5)	(5)
	05/08/2008	—	—	—	—	—	—	250,000	—	—	34,545,000

Roger B. Plank		—	420,000	—	—	—	—	—	—	—	—
	05/07/2008	—	—	—	—	3,310	—	4,500	—	—	611,235
	05/07/2008	—	—	—	—	4,960	—	—	8,917	135.83	283,471

John A. Crum		—	315,000		—	—	—	—	—	—	—
	05/07/2008	—	—	—	—	2,600	—	3,500	—	—	475,405
	05/07/2008	—	—	—	—	3,890	—	—	7,000	135.83	222,530

Rodney J. Eichler		—	292,500	—	—	—	—	—	—	—	—
	05/07/2008	—	—	—	—	2,410	—	3,300	—	—	448,239
	05/07/2008	—	—	—	—	3,620	—	—	6,500	135.83	206,635

(1)	Reflects estimated possible payouts under the Company’s annual incentive compensation plans. The estimated amounts are calculated based on the applicable annual bonus target and base salary for each Named Executive Officer in effect for the 2008 measurement period. The Company’s annual incentive compensation plans do not contain thresholds or maximums. Actual incentive bonus awards granted for 2008 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	On May 7, 2008, pursuant to the 2007 Omnibus Equity Compensation Plan, the Company established the 2008 Share Appreciation Program under which substantially all current, full time employees and certain part-time employees, including the executives named in the Summary Compensation Table, were granted the right to receive shares of the Company’s common stock upon attainment of certain share price goals (performance awards). The 2008 Share Appreciation Program provides incentives for employees to work toward attainment of significant increases in stockholder value by doubling the per share price of Apache common stock to $216 by the end of 2012, with an interim goal of $162 by the end of 2010.
(footnotes continued on following page)

To attain each threshold, the per share price of the Company’s common stock must close at or above the stated threshold for any ten days out of a period of any 30 consecutive calendar days before the end of the stated period. If and when each threshold is achieved, awards (net of required tax withholding) are payable in five equal annual installments, beginning on a date not more than 30 days after the threshold is attained and on the four succeeding anniversaries of the attainment date to those who are still employed by the Company on such date (unless their employment was terminated because of death, disability, or retirement, in which case the payment of all remaining installments is made shortly after the retirement, death, or disability). The performance awards have no value unless and until the related threshold is attained. If the threshold is not attained by the specified date, the performance award related to that threshold will lapse without any benefit being paid with respect to that threshold.

(3)	This column reflects the number of restricted stock units granted under the terms of the 2007 Omnibus Equity Compensation Plan. The grant date fair value of these awards is based on a closing price of the Company’s common stock on the date of grant. Except as discussed below, such restricted stock units vest ratably over four years and no dividends are paid on such units until vested.

On May 8, 2008, G. Steven Farris was granted 250,000 restricted stock units. The closing price of the Company’s common stock on May 8, 2008, was $138.18 per share. The restricted stock units will vest 50,000 on July 1, 2009, and the remaining 200,000 will vest ratably on the first business day of each of 2010, 2011, 2012, and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. Mr. Farris could elect to defer receipt of all or part of the vested shares and was granted dividend equivalent payments on the unvested restricted stock units equivalent to cash dividends on the Company’s common stock.

(4)	This column sets forth the number of shares of the Company’s common stock subject to options granted under the terms of the 2007 Omnibus Equity Compensation Plan. The options granted under the terms of the 2007 Omnibus Equity Compensation Plan are generally nontransferable and become exercisable ratably over four years. The options were granted for a term of ten years, subject to earlier termination in specific circumstances related to termination of employment, and are not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The exercise price and any withholding tax requirements may be paid by cash and/or delivery or attestation of already-owned shares of the Company’s common stock. The Company’s stock option plans, including the 2007 Omnibus Equity Compensation Plan, are administered by the Stock Option Plan Committee of Apache’s board of directors.

Options granted under the 2007 Omnibus Equity Compensation Plan are subject to appropriate adjustment in the event of reorganization, stock split, stock dividend, combination of shares, merger, consolidation or other recapitalization of the Company. If there is a change in control of the Company, all outstanding options become automatically vested so as to make all such options fully vested and exercisable as of the date of such change of control. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s board of directors.

(5)	Raymond Plank and G. Steven Farris were not granted stock options in May 2008 — see discussion under the heading “Long-Term Incentives” in the Compensation Discussion and Analysis.

(6)	The exercise price is the closing price per share of the Company’s common stock on the date of grant, as reported on The New York Exchange, Inc. Composite Transactions Reporting System.

(7)	The grant date present value is based on the Black-Scholes option pricing model adapted for use in calculating the fair value of executive stock options, using the following assumptions for the grants made May 7, 2008: volatility — 27.35 percent; risk free rate of return — 3.03 percent; dividend yield — 0.52 percent; and expected option life — 3.5 years. There were no adjustments made to the model for non-transferability or risk of forfeiture. The actual value, if any, an executive may realize will depend on the excess of the market price over the exercise price on the date the option is exercised. There is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The table below provides supplemental information relating to the stock-based awards held by the Named Executive Officers at year-end 2008:

Option Awards							Stock Awards
												Equity Incentive
				Equity Incentive						Equity Incentive		Plan Awards:
	Number of	Number of		Plan Awards:			Number of			Plan Awards:		Market or
	Securities	Securities		Number of			Shares or		Market Value	Number of		Payout Value of
	Underlying	Underlying		Securities			Units of		of Shares	Unearned Shares,		Unearned Shares,
	Unexercised	Unexercised		Underlying	Option	Option	Stock That		or Units of	Units or Other		Units or Other
	Options	Options		Unexercised	Exercise	Expiration	Have Not		Stock That Have	Rights That Have		Rights That Have
	Exercisable	Unexercisable		Unearned Options	Price	Date	Vested		Not Vested(1)	Not Vested		Not Vested
Name(a)	(#)(b)	(#)(c)		(#)(d)	($)(e)	(f)	(#)(g)		($)(h)	(#)(i)		($)(j)

Raymond Plank	31,865	—		—	49.7100	05/03/2010	5,375	(2)	400,599	13,890	(11)	—	(11)
	79,174	—		—	49.7100	05/02/2011	9,400	(3)	700,582	9,260	(10)	—	(10)
	47,625	15,875	(8)	—	56.7300	05/05/2015	15,525	(6)	1,157,078	16,665	(7)	1,242,042	(1)
	28,150	28,150	(5)	—	71.8800	05/03/2016	12,500	(12)	931,625	7,405	(4)	551,895	(1)

G. Steven Farris	17,750	—		—	14.4210	05/05/2009	5,375	(2)	400,599	13,890	(11)	—	(11)
	57,750	—		—	17.9654	09/22/2009	9,400	(3)	700,582	9,260	(10)	—	(10)
	29,253	—		—	49.7100	05/03/2010	15,525	(6)	1,157,078	16,665	(7)	1,242,042	(1)
	79,174	—		—	49.7100	05/02/2011	250,000	(13)	18,632,500	7,405	(4)	551,895	(1)
	47,625	15,875	(8)	—	56.7300	05/05/2015
	28,150	28,150	(5)	—	71.8800	05/03/2016
	15,525	46,575	(9)	—	74.1000	05/02/2017

Roger B. Plank	15,000	—		—	17.9654	09/22/2009	1,950	(2)	145,334	4,960	(11)	—	(11)
	48,972	—		—	21.2663	05/03/2010	3,300	(3)	245,949	3,310	(10)	—	(10)
	26,267	—		—	51.1400	05/02/2011	5,325	(6)	396,872	6,600	(7)	491,898	(1)
	11,682	—		—	51.1400	05/03/2010	4,500	(12)	335,385	2,930	(4)	218,373	(1)
	5,775	1,925	(8)	—	56.7300	05/15/2015
	3,300	3,300	(5)	—	71.8800	05/03/2016
	3,575	10,725	(9)	—	74.1000	05/02/2017
	—	8,917	(14)	—	135.8300	05/07/2018

John A. Crum	4,200	1,400	(8)	—	56.7300	05/05/2015	1,425	(2)	106,205	3,890	(11)	—	(11)
	2,450	2,450	(5)	—	71.8800	05/03/2016	2,450	(3)	182,599	2,600	(10)	—	(10)
	2,750	8,250	(9)	—	74.1000	05/02/2017	4,125	(6)	307,436	4,860	(7)	362,216	(1)
	—	7,000	(14)	—	135.8300	05/07/2018	3,500	(12)	260,855	2,160	(4)	160,985	(1)

Rodney J. Eichler	10,164	—		—	14.4210	05/05/2009	1,350	(2)	100,616	3,620	(11)	—	(11)
	10,164	—		—	17.9654	09/22/2009	2,300	(3)	171,419	2,410	(10)	—	(10)
	12,827	—		—	21.2663	05/03/2010	3,825	(6)	285,077	4,583	(7)	341,571	(1)
	22,406	—		—	25.1083	05/02/2011	3,300	(12)	245,949	2,035	(4)	151,669	(1)
	1,328	—		—	55.6200	05/03/2010
	3,975	1,325	(8)	—	56.7300	05/05/2015
	2,300	2,300	(5)	—	71.8800	05/03/2016
	2,525	7,575	(9)	—	74.1000	05/02/2017
	—	6,500	(14)	—	135.8300	05/07/2018

(1)	Based on the per share closing price of the Company’s common stock of $74.53 for December 31, 2008.
(2)	Vests on 05/04/2009.
(3)	Vest ratably on 05/03/2009 and 05/03/2010.
(4)	Vests ratably on 06/14/2009 and 06/14/2010.
(5)	Vests ratably on 05/03/2009 and 05/03/2010.
(6)	Vests ratably on 05/01/2009, 05/01/2010 and 05/01/2011.
(7)	Vests ratably on 03/01/2009, 03/01/2010 and 03/01/2011.
(8)	Vests on 05/05/2009.
(9)	Vests ratably on 05/02/2009, 05/02/2010 and 05/02/2011.
(10)	Vests only if $162 price threshold attained prior to 12/31/2010; no payout value unless vesting occurs.
(11)	Vests only if $216 price threshold attained prior to 12/31/2012; no payout value unless vesting occurs.
(12)	Vests ratably on 06/01/09, 05/07/2010, 05/07/2011 and 05/07/2012.
(13)	Vests ratably on 07/01/2009, 01/04/2010, 01/03/2011, 01/02/2012 and 01/02/2013.
(14)	Vests ratably on 05/07/2009, 05/07/2010, 05/07/2011 and 05/07/2012.

OPTION EXERCISES AND STOCK VESTED TABLE

The table below provides supplemental information relating to the value realized upon the exercise of stock options and upon the vesting of restricted stock units and conditional grants during fiscal year 2008, by each Named Executive Officer:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name(a)	(#)(b)	($)(c)	(#)(i)(d)	($)(i)(e)

Raymond Plank	95,500	8,947,510	27,158	3,506,252

G. Steven Farris	40,000	4,222,360	104,156 (ii)	11,786,617 (ii)

Roger B. Plank	21,844	2,879,352	10,240	1,322,070

John A. Crum	46,892	5,662,718	7,600	981,498

Rodney J. Eichler	9,124	1,144,183	7,120 (iii)	919,194 (iii)

(i)	Reflects restricted stock units vested under the terms of the Executive Restricted Stock Plan and conditional grants vested under the 2005 Share Appreciation Plan.

(ii)	Includes compensation of $8,280,365 related to the vesting of the fifth and final periodic installment of 76,998 shares under Mr. Farris’ conditional stock award, of which 46,199 shares (60 percent) were paid to Mr. Farris in the form of common stock. The value of the remaining 30,799 shares (40 percent) was paid in cash, based on the per share closing price of the Company’s common stock of $107.54 on December 31, 2007. Required tax withholding on the full amount of the fifth and final vested installment was deducted from the portion paid in cash.

On December 17, 1998, the Company’s board of directors granted a conditional stock award to Mr. Farris for a total of 100,000 shares of the Company’s common stock (230,992 shares after adjustment for the stock dividends and stock split). The award was composed of five periodic installments, commencing on January 1st of each of the next five years, and vesting on the fifth anniversary following the applicable commencement date (subject to acceleration under specific circumstances). To receive each installment, which was payable 40 percent in cash and 60 percent in stock, Mr. Farris must have been employed by the Company on the applicable commencement and vesting dates. Mr. Farris had all voting, dividend and liquidation rights for each installment of shares as of the applicable commencement date listed below:

6,667 shares (15,398 shares after adjustment) commencing January 1, 1999, vesting January 1, 2004

13,333 shares (30,798 shares after adjustment) commencing January 1, 2000, vesting January 1, 2005

20,000 shares (46,200 shares after adjustment) commencing January 1, 2001, vesting January 1, 2006

26,667 shares (61,598 shares after adjustment) commencing January 1, 2002, vesting January 1, 2007

33,333 shares (76,998 shares after adjustment) commencing January 1, 2003, vesting January 1, 2008.

(iii)	For Mr. Eichler, includes compensation of $603,080 related to the vesting of 4,575 shares that, after required FICA tax withholding of $8,745, was deferred under the terms of Apache’s Deferred Delivery Plan.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The table below provides supplemental information relating to compensation deferred during fiscal year 2008 under the terms of the Non-Qualified Retirement/Savings Plan and/or the Deferred Delivery Plan by the Named Executive Officers:

							Aggregate
		Executive	Registrant	Aggregate		Aggregate	Balance
		Contributions in	Contributions in	Earnings in		Withdrawals/	at Last
		Last FY	Last FY	Last FY		Distributions	FYE
Name(a)		($)(b)	($)(c)	($)(d)		($)(e)	($)(f)
Raymond Plank	(i)	0	196,525	2,454		154,917	0
	(ii)	0	0	60,302		635,787	5,881,676

G. Steven Farris	(i)	183,125	379,650	(593,003	)(iii)	0	5,730,096
	(ii)	0	0	0		0	0

Roger B. Plank	(i)	138,291	100,661	(1,073,799	)(iii)	0	2,436,665
	(ii)	0	0	21,143		267,265	2,069,010

John A. Crum	(i)	27,566	68,531	(245,388	)(iii)	0	3,610,103
	(ii)	0	0	0		0	0

Rodney J. Eichler	(i)	438,355	61,417	(984,826	)(iii)	0	2,522,898
	(ii)	594,335	0	16,962		46,418	1,980,682

(i)	Non-Qualified Retirement/Savings Plan — see discussion under “All Other Compensation” above. The amounts in column (c) are included in the Summary Compensation Table under All Other Compensation.

(ii)	Deferred Delivery Plan — see discussion under “All Other Compensation” above and footnote (2) to the table under “Equity Compensation Plan Information” above.

(iii)	Includes unrealized losses in the Non-Qualified Retirement/Savings Plan as follows: Mr. Farris — $719,978; Mr. Roger Plank — $1,166,096; Mr. Crum - $3,455,911; and Mr. Eichler — $1,075,185.

EMPLOYMENT CONTRACTS AND TERMINATION OF
EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the Named Executive Officers of the Company in the event of a termination of employment or a change in control of the Company. The amount of compensation payable to each Named Executive Officer in each situation is listed in the following table for fiscal year 2008, assuming termination had occurred on December 31, 2008, with the exception of amounts for Raymond Plank, which are the amounts paid as of his retirement date, January 15, 2009, and the amount that will be payable upon his death. See footnote (1) for further details.

	Retirement or		Termination		Change of
	Voluntary	For Cause	without		Control
Name	Termination	Termination	Cause		Termination(4)	Death
Raymond Plank(1)
• Employment Contract	$13,576,323	N/A	N/A		N/A	$750,000
• Founder’s Achievement and Performance Award	$5,400,000	N/A	N/A		N/A	N/A
Benefits Continuation
• Health	$56,000	N/A	N/A		N/A	N/A
• Life	$0	N/A	N/A		N/A	N/A
• Other	$929,678	N/A	N/A		N/A	N/A
Unvested & Accelerated
• Restricted Stock Units & Stock Options	$6,285,819	N/A	N/A		N/A	N/A

TOTAL	$26,247,820	N/A	N/A		N/A	$750,000

G. Steven Farris
• Employment Contract(2)	$0	$0	$6,750,000		$6,750,000	$0
• Income Continuance Plan	$0	$0	$0		$3,987,500	N/A
Benefits Continuation
• Health	$0	$0	$16,694		$23,383	$927
• Life	$0	$0	$0		$229,670	$0
Unvested & Accelerated
• Restricted Stock Units(3)	$0	$0	$0		$22,684,696	$4,052,196
• Stock Options	$0	$0	$0		$377,200	$377,200

TOTAL	$0	$0	$6,766,694		$34,052,449	$4,430,323

Roger B. Plank
• Income Continuance Plan	$0	$0	$0		$1,547,600	$0
Benefits Continuation
• Health	$0	$0	$0		$34,498	$0
• Life	$0	$0	$0		$32,068	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$1,833,811	$1,833,811
• Stock Options	$0	$0	$0		$47,622	$47,622

TOTAL	$0	$0	$0	(5)	$3,495,599	$1,881,433

John A. Crum
• Income Continuance Plan	$0	$0	$0		$1,160,800	$0
Benefits Continuation
• Health	$0	$0	$0		$34,498	$0
• Life	$0	$0	$0		$34,274	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$1,380,296	$1,380,296
• Stock Options	$0	$0	$0		$34,960	$34,960

TOTAL	$0	$0	$0	(5)	$2,644,828	$1,415,256

Rodney J. Eichler
• Income Continuance Plan	$0	$0	$0		$1,077,800	$0
Benefits Continuation
• Health	$0	$0	$0		$29,150	$0
• Life	$0	$0	$0		$37,804	$0
Unvested & Accelerated
• Restricted Stock Units	$0	$0	$0		$1,296,301	$1,296,301
• Stock Options	$0	$0	$0		$32,937	$32,937

TOTAL	$0	$0	$0	(5)	$2,473,992	$1,329,238

(see footnotes on following page)

(1)	On January 15, 2009, Raymond Plank retired as chairman of the board and an employee of the Company and as a director of the Company. Also on January 15, 2009, Mr. Plank entered into an amendment and restatement (the “New Agreement”) of his employment agreement dated December 5, 1990, as previously amended (the “Old Agreement”). As was the case under the Old Agreement, Mr. Plank agreed to provide consulting services to the Company for the remainder of his life. Under the New Agreement, the Company paid Mr. Plank a one-time lump sum cash payment of $13,576,323, in lieu of its obligation under the Old Agreement to pay him annual compensation for the remainder of his life for such consulting services equal to 50 percent of his annual rate of compensation at the time of his retirement as an officer. The Company also paid Mr. Plank a cash payment of $6,285,819 in respect of his unvested stock options, share appreciation plan grants and restricted stock units, which were cancelled, and $5,400,000 as a founder’s achievement and performance award for 54 years of service to the Company. The Company also confirmed it would award Mr. Plank a cash bonus for 2008 to be determined and paid in February 2009 under the non-equity incentive plan for senior officers, in accordance with the usual practices and procedures of the MD&C Committee and the board of directors. As provided in the Old Agreement, the Company will pay $750,000 to Mr. Plank’s designee or estate upon his death and will provide him health, dental and vision benefits during the remainder of his life. In support of the consulting services he is to provide during the initial two-year period, the Company will provide Mr. Plank with Houston office space and secretarial support through December 31, 2010, plus continued use of a Houston apartment and access to a Company car and driver through that date, consistent with arrangements prior to his retirement; the Company will also provide him up to 60 hours per year of aircraft usage in 2009 and 2010. The estimated value of these items is $929,678 as included in the table above under “Other.” The value is comprised of $170,242 in apartment expenses, $187,415 in office space, $301,180 in secretarial support, $30,278 in aircraft expenses, $206,137 in driver expenses, and $34,426 in Company car expenses. In addition, Mr. Plank agreed not to engage in or have a financial interest in any business that is competitive to the business of the Company for the remainder of his life, as provided in the Old Agreement, subject to de minimis exceptions, and he executed a waiver and release of any potential compensation or other claims he may have against the Company. Mr. Plank’s New Agreement is discussed in more detail above in the Compensation Discussion and Analysis section under “Retirement of Chairman; Restated Employment and Consulting Agreement.”

(2)	Mr. Farris serves the Company pursuant to an employment agreement, dated June 6, 1988, under which his base salary as of year-end 2008 is $1,500,000. The agreement has an undefined term and may be terminated by either the Company or Mr. Farris on 30 days advance written notice. If Mr. Farris’ employment is terminated without “cause” (as defined in the employment agreement), or if he terminates his employment within 30 days of a reduction in his salary without a proportionate reduction in the salaries of all other Company executives, Mr. Farris will receive, for 36 months thereafter, (a) an amount equal to his base salary as it existed 60 days prior to termination and (b) 50 percent of the maximum amount for which he qualified under the Company’s incentive compensation plan, calculated on his base compensation as it existed 60 days prior to termination. In the event of Mr. Farris’ death during the 36-month period, the amounts described above shall be paid to his heirs or estate in addition to continuing individual dependent benefits for 60 days. These rights and obligations would be the same if a termination in either of these circumstances were to follow a change of control. Mr. Farris has agreed not to render service to any of the Company’s competitors for the term of his employment or, unless he is terminated without cause, for 36 months thereafter.

(3)	On May 8, 2008, Mr. Farris was granted 250,000 restricted stock units. The restricted stock units will vest 50,000 on July 1, 2009, and the remaining 200,000 will vest ratably on the first business day of each of 2010, 2011, 2012, and 2013. Upon vesting, Apache will issue one share of common stock for each restricted stock unit, and 30,000 out of each 50,000 shares will not be eligible for sale by Mr. Farris until such time as he retires as chief executive officer or otherwise terminates employment with the Company. If, on or before June 7, 2009, Mr. Farris is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Farris terminates his employment for good reason, then all unvested restricted stock units shall be cancelled. If, after June 7, 2009, Mr. Farris is terminated by the Company without cause and not by reason of becoming disabled or if Mr. Farris terminates his employment for good reason, then all restricted stock units shall vest and the above restrictions shall lapse.

(footnotes continued on following page)

(4)	In addition to the foregoing, the Company has established an income continuance plan. The plan provides that all officers of the Company, including the Named Executive Officers, and all employees who have either reached the age of 40, served the Company for more than ten years, or have been designated for participation based upon special skills or experience, will receive monthly payments approximating their monthly income and continued health and life benefits from the Company for up to two years, if their employment is terminated as a result of a “change in control of the Company. A change in control occurs when a person, partnership or corporation acting in concert, or any or all of them, acquires more than 20 percent of the Company’s outstanding voting securities. A change in control shall not occur if, prior to the acquisition of more than 20 percent of the Company’s voting securities, such persons, partnerships or corporations are solicited to do so by the Company’s board of directors.

(5)	Although there is no written or unwritten contracts, agreements, plans, arrangements, or obligations in place for termination without cause, the Company has, from time to time, paid executive level positions up to two times base salary and benefits continuation for two years. Decisions by the Company to pay termination benefits, and in what amounts, are determined on an individual case basis and not as a matter of policy.

Payments Made Upon Death or Disability

In the event of death for Mr. Farris, Mr. Roger Plank, Mr. Crum, or Mr. Eichler, in addition to the benefits listed in the preceding table, payments will also be made under the Company’s life insurance plan. In the event of disability, these executive officers would benefit under the Company’s disability insurance plan.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

Frederick M. Bohen, John A. Kocur, A. D. Frazier, Jr. and George D. Lawrence served on the Management Development and Compensation (“MD&C”) Committee of the Company’s board of directors for all of 2008.

Mr. Kocur, a member of the MD&C Committee since September 1991 and a director of the Company since 1977, retired as an executive officer in June 1991. Pursuant to the terms of an employment agreement in place at the time of his retirement, Mr. Kocur receives health, dental and vision benefits.

Mr. Lawrence, a member of the MD&C Committee since May 1997, is the former president and chief executive officer of The Phoenix Resource Companies, Inc. (“Phoenix”). Mr. Lawrence joined the Company’s board of directors in May 1996, in conjunction with the Company’s acquisition of Phoenix by a merger on May 20, 1996, through which Phoenix became a wholly-owned subsidiary of Apache. Pursuant to the terms of his employment agreement with Phoenix, Mr. Lawrence received medical and dental benefits through December 1997. Since that time, he has purchased medical and dental coverage through the Company at full cost.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS

The Company’s board of directors has adopted a code of business conduct, which prohibits conflicts of interest between any director, officer or employee and the Company. The code requires directors, officers and employees to inform the Company of any transaction that involves related parties and that may give rise to a conflict of interest. Pursuant to its charter, the CG&N Committee reviews related party transactions on an ongoing basis to prevent conflicts of interest. The CG&N Committee reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the CG&N Committee for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the CG&N Committee finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The CG&N Committee approves or ratifies a transaction if it determines that the transaction is consistent with the best interests of the Company. The determination of the CG&N Committee is documented in the committee’s minutes. The board of directors reviews transactions to determine whether a transaction impairs the independence of a director and such determination is documented in the board’s minutes.

Oil and Gas Activities

F. H. Merelli, a member of Apache’s board of directors, is chairman of the board, chief executive officer and president of Cimarex Energy Co. (“Cimarex”). In the ordinary course of business, during 2008, Cimarex paid to Apache approximately $15,347,000 for Cimarex’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Cimarex owns interests and of which Apache is the operator. Cimarex was paid approximately $7,345,000 directly by Apache or related entities for its proportionate share of revenues from wells in which Cimarex owns an interest and of which Apache is the operator. Apache paid to Cimarex approximately $703,000 during 2008 for Apache’s proportionate share of drilling and workover costs, mineral interests, and routine expenses relating to oil and gas wells in which Apache owns interests and Cimarex is the operator. Apache was paid approximately $3,266,000 directly by Cimarex for its proportionate share of revenues from wells in which Apache owns an interest and of which Cimarex is operator. These transactions were not material to Apache or Cimarex.

Philanthropic Activities

Since the Company was established in 1954, Apache and its employees have been committed to giving back to their communities, with special emphasis in three areas — education, the arts, and the environment. To fulfill this commitment, Apache initiated three independent non-profits: Springboard — Educating the Future, which funds and builds schools for girls in Egypt’s rural villages; The Fund for Teachers, which provides grants to fund professional development for pre-kindergarten through high school teachers; and Ucross Foundation, which provides artists with opportunities to pursue their creative work in a unique Wyoming setting and engages in conservation and holistic ranching programs. In addition, Apache Foundation, a charitable subsidiary of Apache, is delivering on Apache’s environmental commitment by supporting tree plantings and other nature-friendly initiatives — including operation of Ucross Foundation’s conservation and ranching programs — and other charitable causes.

During 2008, Apache and its subsidiaries made donations of $131,000 in cash, property and services to Springboard — Educating the Future (“Springboard”), a U.S. based non-profit organization initiated by Apache. With financial and operational support from Apache, its employees, officers and directors, generous individuals, and other corporations, Springboard has funded and constructed 200 schools for

Egyptian girls who have limited educational opportunities in the rural villages where they reside. Apache launched this effort as a part of its commitment to improving living standards in Egypt, one of the Company’s core operating regions. At the request of Apache, George D. Lawrence, a director of Apache, serves as the non-paid, non-executive chairman of the board of Springboard, and Rodney J. Eichler, an officer of the Company, serves as the non-paid president and a director of Springboard.

Apache and several of its officers and directors established the Ucross Foundation in 1981 as a non-profit organization whose primary objectives include the preservation of historic buildings, pursuit of holistic ranching practices and conservation, and the maintenance of an artists-in-residence program for writers and other artists. Since that time, the artists-in-residence program has provided a venue for more than 1,300 artists, writers, and composers, including winners of the Pulitzer Prize, the Tony Award, the National Book Award in poetry, and the Whiting Writing Awards. In 2005, the Ucross Foundation decided to focus its energies and financial resources on the artists-in-residence program. Apache Foundation agreed to operate the Ucross Foundation’s conservation and holistic ranching programs and, in December 2005, entered into a 30-year lease with Ucross Foundation, for the use and management of Ucross Foundation’s ranch property. The annual consideration for the lease is $110,000, indexed for inflation, plus payment of certain other expenses related to the ranch property. Apache and its subsidiaries made donations of $649,000, in cash, property and services, to Ucross Foundation in 2008. An Apache subsidiary also paid $39,000 to Ucross Foundation during 2008 for the lease of land and other services. To help ensure the continuity of Ucross Foundation and its charitable purposes, in February 2004, Apache’s board of directors approved a conditional charitable contribution of $10 million to be made to Ucross Foundation in the event of a change of control of Apache, as defined in its income continuance plan. During 2008, George D. Lawrence, a director of Apache, also served as the non-paid, non-executive chairman of the board of trustees of Ucross Foundation. Raymond Plank, retired chairman of Apache’s board of directors, G. Steven Farris, chairman of the board and an officer of Apache, and Roger B. Plank, an officer of Apache, are each non-paid trustees of Ucross Foundation.

During 2008, Apache and its subsidiaries made donations of $1,833,000 in cash, property, and services, to The Fund for Teachers: A Foundation to Recognize, Stimulate and Enhance (“Fund for Teachers”), a Texas non-profit corporation. Fund for Teachers seeks to provide resources directly to teachers to support learning experiences of their own design to increase their effectiveness with students. At the request of Apache, Frederick M. Bohen, a director of Apache, serves as the non-paid, non-executive chairman of the board of Fund for Teachers, and Patricia Albjerg Graham, a director of Apache, is a non-paid director of Fund for Teachers. Raymond Plank, retired chairman of Apache’s board of directors, is the founder and a director of Fund for Teachers. G. Steven Farris, chairman of the board and an officer of Apache, is a director of Fund for Teachers.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Policy for Approval of Audit, Audit-Related and Permitted Non-Audit Services

All audit, audit-related, and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy provides for pre-approval of specifically described audit, audit-related, tax services, and permissible non-audit services. The policy authorizes the Audit Committee to delegate its pre-approval authority to one or more of its members.

Auditor Fees and Services

Ernst & Young was the Company’s independent registered public accounting firm for the fiscal year 2008. Representatives of Ernst & Young will be present at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions regarding Apache business.

Ernst & Young’s audit report on Apache’s consolidated financial statements as of and for the fiscal year ended December 31, 2008 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty or audit scope; however, it was modified for the adoption of new accounting principles.

During Apache’s most recent fiscal year ended December 31, 2008, and through the filing date of this proxy statement, there were no disagreements with Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference to the subject matter of the disagreement in connection with their report. During this period, there were no reportable events, as described in Item 304 (a) (1) (v) of Regulation S-K.

During 2008 and 2007, Ernst & Young provided various services to Apache. The aggregate fees for each of the following types of services are set forth below:

Description	Amounts (in thousands)
	2008	2007
Audit Services(1)	$5,361	$5,013

Audit-Related Services(2)	$264	$293

Tax Services(3)	$388	$1,426

All Other Services(4)	$0	$0

(1)	Audit Services include the annual financial statement audit (including required quarterly reviews), subsidiary audits, and other procedures required to be performed by the independent auditor to be able to form an opinion on the Company’s consolidated financial statements. These other procedures include information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control, and consultations relating to the audit or quarterly reviews.

(2)	Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Audit-related services include, among other things, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit Services”, assistance with understanding and implementing new accounting and financial reporting guidance

(footnotes continued on following page)

from rulemaking authorities; financial audits of employee benefit plans; agreed upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

(3)	Tax Services include tax return preparation assistance, tax planning, tax-related and structuring-related consultation, and tax-related acquisition due diligence.

(4)	All Other Services are fees for products and services other than those in the three categories above.

The Audit Committee of the Company’s board of directors reviews summaries of the services provided by Ernst & Young and the related fees. The Audit Committee has taken into consideration whether the provision of non-audit services by Ernst & Young is compatible with maintaining auditor independence.

FUTURE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the SEC and the Company’s bylaws.

In order for such proposal to be properly brought before next year’s annual meeting, written notice of the proposal that complies with the Company’s bylaws must be received by the Company’s corporate secretary (at the address below) not less than 120 days prior to the meeting, which is expected to be held in May 2010. Nominations of persons for election to the board of directors at the 2010 annual meeting likewise must be given in writing, comply with the Company’s bylaws, and be received by the Company’s corporate secretary not less than 120 days prior to the meeting, which is expected to be held in May 2010.

In addition to the foregoing, should a stockholder wish to have a proposal appear in the Company’s proxy statement for next year’s annual meeting, under the regulations of the SEC, it must be received by the Company’s corporate secretary at 2000 Post Oak Boulevard, Suite 100, Houston, Texas 77056-4400 on or before November 30, 2009.

SOLICITATION OF PROXIES

Solicitation of proxies for use at the annual meeting may be made in person or by mail or telephone, by directors, officers and regular employees of the Company. These persons will receive no special compensation for any solicitation activities. The Company has requested banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of the Company’s common stock for whom they are record holder, and the Company will, upon request, reimburse reasonable forwarding expenses. The Company has retained Georgeson Inc. to assist in soliciting proxies from brokers, bank nominees, and other institutional holders for a fee not to exceed $12,000 plus expenses. All costs of the solicitation will be borne by the Company.

By order of the Board of Directors

APACHE CORPORATION

C. L. Peper
Corporate Secretary

NOTE: Stockholders are requested to promptly vote their shares using one of the methods explained on pages 1 and 2 of this proxy statement.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

MAY 7, 2009

AND PROXY STATEMENT

One Post Oak Central

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Printed on recycled paper

APACHE CORPORATION
ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 7, 2009
10:00 a.m.
Hilton Houston Post Oak
2001 Post Oak Boulevard
Houston, Texas
Important Notice Regarding Internet Availability of Proxy Materials for this Annual Meeting:
The Notice and Proxy Statement and Annual Report are
available at http://www.apachecorp.com/Proxy_materials/
APACHE CORPORATION — 2009 PROXY
This proxy is solicited on behalf of the board of directors
for use at the Annual Meeting on May 7, 2009
By signing this proxy, you revoke all prior proxies and appoint Randolph M. Ferlic, Eugene C. Fiedorek, and John A. Kocur as Proxies, with full power of substitution, and authorize them to represent the undersigned at the annual meeting of stockholders to be held May 7, 2009, or any adjournment thereof, and to vote all the shares of common stock of Apache Corporation held of record by the undersigned on March 18, 2009.
This Proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS.
For participants in the Apache 401(k) Savings Plan, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received by May 5, 2009, the shares credited to your account will be voted in proportion to directions received by Fidelity, the plan trustee.
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your internet or telephone vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet and telephone voting are QUICK, EASY and IMMEDIATE.

INTERNET	PHONE	MAIL
www.eproxy.com/apa
Use the Internet to vote your proxy
until 12:00 noon (central time) on
May 6, 2009.
Please have available your proxy card
and the last 4-digits of your U.S.
Social Security Number or the Tax
Identification Number for this account.
Follow the simple instructions
provided.	1-800-560-1965
 Use a touch-tone telephone to
vote your proxy until
12:00 noon (central time) on
May 6, 2009.
Please have available your proxy card
and the last 4-digits of your U.S.
Social Security Number or the Tax
Identification Number for this account.
Follow the simple instructions
	provided.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, please do NOT mail back your Proxy Card.

Address Change? Mark Box to the right and Indicate changes below:

ADDRESS BLOCK

     COMPANY #
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
òPlease fold here — Do not separateò
The Board of The Directors Recommends a Vote FOR Items 1 through 4.

Items 1-4.	Election of directors:

01 Frederick M. Bohen	For	Against	Abstain

02 George D. Lawrence	For	Against	Abstain

03 Rodman D. Patton	For	Against	Abstain

04 Charles J. Pitman	For	Against	Abstain

Item 5.	The Proxies are authorized to vote in their best judgment upon such other business as may properly come before the meeting or any adjournment thereof.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 THROUGH 4.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc. should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.